As filed with the Securities and Exchange Commission on October 16, 2002	Registration No. 333-99461

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

AMENDMENT NO. 1 TO
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GB&T BANCSHARES, INC.
(Exact name of issuer as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	6712 (Primary Standard Industrial Classification Code Number)	58-2400756 (I.R.S. Employer Identification Number)

GB&T Bancshares, Inc.
500 Jesse Jewell Parkway, S.E.
Gainesville, Georgia  30501
(770) 532-1212
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Richard A. Hunt 500 Jesse Jewell Parkway, S.E. Gainesville, Georgia 30501 (770) 532-1212 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas O. Powell Troutman Sanders LLP 600 Peachtree Street, N.E., Suite 5200 Atlanta, Georgia 30308-2216 (404) 885-3294	Samuel L. Oliver Hulsey, Oliver & Mahar, LLP 200 E.E. Butler Pkwy., P.O. Box 1457 Gainesville, Georgia 30503 (770) 532-6312	Richard R. Cheatham Kilpatrick Stockton LLP 1100 Peachtree Street, Suite 2800 Atlanta, Georgia 30309-4530 (404) 815-6500

        Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

        If this form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

HOME TOWN BANK OF VILLA RICA
1849 Carrollton/Villa Rica Highway
Villa Rica, Georgia  30180
______________________________________

Notice Of Special Meeting Of Shareholders
To Be Held On November 12, 2002
______________________________________

A special meeting of shareholders of Home Town Bank of Villa Rica will be held at the offices of Home Town Bank on November 12, 2002, at 4:00 p.m., local time, at 1849 Carrollton/Villa Rica Highway, Villa Rica, Georgia, for the following purposes:

(1)

to consider and vote on an Agreement and Plan of Reorganization, as amended, pursuant to which Home Town Bank will merge with and into GB&T Interim Bank, a wholly-owned interim state bank subsidiary of GB&T Bancshares, Inc., a multibank holding company based in Gainesville; and

(2)	to transact such other business as may properly come before the special meeting or any postponements or adjournments of the special meeting.

If Home Town Bank shareholders approve the merger agreement, Home Town Bank will be merged with and into GB&T Interim Bank, a wholly-owned interim state bank subsidiary of GB&T created to facilitate Home Town Bank's acquisition.  In connection with the merger, Home Town Bank shareholders will receive, at their election, for each share of Home Town Bank common stock they own immediately prior to the merger, either 1.0588 shares of GB&T common stock or cash of $18.00 or a combination of both subject to the election limits set forth herein.

Only shareholders of record of Home Town Bank common stock at the close of business on September 30, 2002 will be entitled to vote at the special meeting or any adjournments thereof.  The approval of the merger agreement requires the approval of the holders of at least two-thirds of the Home Town Bank common stock entitled to vote at the special meeting.  The Home Town Bank Board of Directors unanimously recommends that Home Town Bank shareholders vote for the proposal to approve the merger agreement.

This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this document.  This business and financial information, which includes such information as a copy of GB&T's articles of incorporation and bylaws,  is available without charge to all Home Town Bank shareholders upon written or oral request made to:  Lee Brantley, Secretary, at 1849 Carrollton/Villa Rica Highway, Georgia  30180, telephone number (770) 456-2265.   To obtain delivery of such business and financial information before the special meeting, you must request the information no later than November 5, 2002.

If the merger is completed, Home Town Bank shareholders who dissent with respect to the merger will be entitled to be paid the "fair value" of their shares in cash if they follow certain statutory provisions of Article 13 of the Georgia Business Corporation Code regarding the rights of dissenting shareholders, all as more fully explained under the heading "Details of the Proposed Merger – Rights of Dissenting Shareholders" (page 47) and in Appendix B to the attached proxy statement/prospectus.

A proxy statement/prospectus and form of proxy card are enclosed.  To assure representation at the special meeting, you are requested to sign, date, and return the proxy card promptly in the enclosed, stamped envelope.  You may withdraw a previously submitted proxy by notifying Lee Brantley, Secretary, in writing or by submitting an executed, later-dated proxy prior to the special meeting to Home Town Bank: 1849 Carrollton/Villa Rica Highway, Villa Rica, Georgia  30180.  You may also revoke your proxy by attending the special meeting and requesting the right to vote in person.  If you properly sign and return the proxy card and do not revoke it, your proxy will be voted at the special meeting in the manner that you have specified.

                                                                                    By Order of the Board of Directors,

October 18, 2002                                                   _______________________________________
Villa Rica, Georgia                                                        Laura B. Cross, President

PROPOSED ACQUISITION OF
HOME TOWN BANK OF VILLA RICA
BY GB&T BANCSHARES, INC.

The Boards of Directors of GB&T Bancshares, Inc. and Home Town Bank of Villa Rica have unanimously agreed on a transaction that will result in the acquisition of Home Town Bank by GB&T.  The Home Town Bank shareholders are being asked to approve the merger at a special meeting of shareholders to be held on November 12, 2002.  GB&T shareholders are not required under Georgia law to approve the merger.

If the merger is consummated, Home Town Bank shareholders will receive, for each share of Home Town Bank common stock they own, at their election, either 1.0588 shares of GB&T common stock or cash of $18.00 or a combination of both by completing the election form/letter of transmittal enclosed with this proxy statement/prospectus.  If you do not select a preference by November 11, 2002, you will receive half in cash and half in GB&T common stock.  Even if you select a preference by November 11, 2002, the amount of GB&T common stock or cash to be received by you is subject to allocation and pro rata adjustments to the extent required  to ensure that no more than $7,068,366 (approximately 50%) of the total merger consideration paid by GB&T is paid in cash.  Based upon 785,374 shares of Home Town Bank outstanding as of June 30, 2002, GB&T expects to issue up to 831,554 shares of its common stock in connection with the merger, or approximately 14.9% of the GB&T stock that will be outstanding after the merger, assuming all Home Town Bank shareholders elect to receive GB&T common stock.  GB&T common stock is traded on the Nasdaq National Market under the symbol "GBTB."

This proxy statement/prospectus contains information regarding the merger agreement, the proposed merger, and the two companies.  We encourage you to read this entire document carefully, including the discussion under the heading "Risk Factors Relating to the Merger" beginning on page 14.

Consummation of the merger requires that the shareholders of Home Town Bank approve the merger agreement.  Home Town Bank has scheduled a special meeting of its shareholders to vote on the merger.  Whether or not you plan to attend the special meeting of shareholders of Home Town Bank, please take the time to complete and return your respective enclosed proxy card.  If you do not return your proxy card, the effect will be a vote against the respective matters discussed above.  If you sign, date, and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the respective matters discussed above.  If your shares are held by a broker in "street name," and you wish to vote your shares, you must instruct your broker regarding the manner in which you wish to vote.

After careful consideration, the Board of Directors of Home Town Bank has determined that the merger is in the best interests of its shareholders, and unanimously recommends voting FOR the merger.  The Home Town Bank Board of Directors strongly supports this strategic combination between GB&T and Home Town Bank and appreciates your prompt attention to this important matter.

                                                                                           Laura B. Cross, President
                                                                                          Home Town Bank of Villa Rica

Neither the Securities and Exchange Commission nor any state securities commission nor the Federal Deposit Insurance Corporation has approved or disapproved these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus.  Any representation to the contrary is a criminal offense.  Shares of common stock of GB&T Bancshares, Inc. are equity securities and are not savings accounts or deposits.  An investment in shares of GB&T common stock is not insured by the Federal Deposit Insurance Corporation or any other government agency and is subject to investment risk.

The date of this proxy statement/prospectus is October 18, 2002, and it is expected to be first mailed to shareholders of Home Town Bank on or about October 21, 2002.

TABLE OF CONTENTS

	Page		Page

WHERE YOU CAN FIND MORE INFORMATION	3	The value of any GB&T common stock
INCORPORATION OF CERTAIN DOCUMENTS		you receive will vary	15
BY REFERENCE	3	If you elect to receive GB&T common stock the
QUESTIONS AND ANSWERS ABOUT THE		value of the shares could decline between the
MERGER	5	date of your election and the date you actually
SUMMARY OF THE MERGER	8	receive your share certificates	15
The Companies	8	A WARNING ABOUT FORWARD-LOOKING
The Terms of the Merger	9	STATEMENTS	16
The Reasons Management Supports the Merger	9	COMPARATIVE SHARE DATA REGARDING
Shareholders' Meeting	9	GB&T AND HOME TOWN BANK	17
Record Date	9	SUMMARY CONDENSED FINANCIAL
Two-Thirds Vote Required	9	INFORMATION	19
Conditions, Termination, and Effective Date	10	SELECTED PRO FORMA FINANCIAL DATA	21
Rights of Dissenting Shareholders	10	PRO FORMA CONSOLIDATED FINANCIAL
Federal Income Tax Consequences	10	INFORMATION	23
Accounting Treatment	10	DETAILS OF THE PROPOSED MERGER	34
Markets for Capital Stock	10	Background of and Reasons for the Merger	34
Aftermath of the Closing	11	The Merger Agreement	36
Listing of GB&T Common Stock	11	Required Shareholder Approval	38
Dividends	11	Expenses	39
There are some Differences in Shareholders'		Conduct of Business of Home Town Bank
Rights Between Home Town Bank and GB&T	12	Pending Closing	39
Interests of Directors and Officers of Home Town		Interest of Management in Transaction	41
Bank in the Merger	12	Comparison of the Rights of Home Town Bank
Recent Developments of GB&T	12	and GB&T Shareholders	41
Recent Developments of Home Town Bank	13	Dividends	45
RISK FACTORS RELATING TO THE MERGER	14	Accounting Treatment	45
You may not receive the form of merger		Resales of GB&T Stock by Directors and Officers
consideration you requested	14	of Home Town Bank	45
The financial institution industry is competitive,		Regulatory Approvals	46
and we may not be able to continue to compete		Rights of Dissenting Shareholders	47
successfully	14	Material Federal Income Tax Consequences of the
Departures of our directors may		Merger and Opinion of Tax Counsel	49
harm our ability to operate successfully	14	INFORMATION ABOUT GB&T BANCSHARES,
Government regulation may impair our profitability		INC.	50
and restrict our growth	14	Recent Developments	50
The exercise of warrants and options to purchase		Description of Securities	50
common stock of GB&T will dilute your		INFORMATION ABOUT HOME TOWN BANK
proportionate interest in GB&T, and may hinder		OF VILLA RICA	51
our ability to raise additional capital on the most		Recent Developments	51
favorable terms	15	INTEREST OF CERTAIN PERSONS IN MATTERS
The trading volume of GB&T common stock has		TO BE ACTED UPON	52
been low, and may not increase following the		GB&T Bancshares, Inc.	52
merger	15	Home Town Bank of Villa Rica	52
		REGULATION AND SUPERVISION	52
		LEGAL MATTERS	52
		EXPERTS	52
		OTHER MATTERS	53

Appendix A............................. Agreement and Plan of Reorganization, as amended
Appendix B.............................. Georgia Dissenters' Rights Statute

WHERE YOU CAN FIND MORE INFORMATION

 GB&T is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), which means that GB&T is required to file reports, proxy statements, and other information, all of which are available at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549.  You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330.  The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

GB&T has filed a registration statement on Form S-4 to register the GB&T common stock to be issued to the Home Town Bank shareholders in the merger.  This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of GB&T in addition to being a proxy statement of Home Town Bank for the special meeting of Home Town Bank shareholders to be held on November 12, 2002, as described herein.  As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.  This proxy statement/prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

Home Town Bank is subject to the information requirements of the Exchange Act, which means that Home Town Bank is required to file reports, proxy statements, and other information, all of which are available with the Federal Deposit Insurance Corporation ("FDIC") at the Federal Deposit Insurance Corporation, Accounting and Securities Disclosure Section, Room F-6043, 550 17th Street, Washington, D.C.  20429.  You may obtain copies of the reports, proxy statements and other information from the FDIC, Accounting and Securities Disclosure Section by calling (202) 898-8913 or by requesting such information by facsimile at (202) 898-3909.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

A copy of GB&T's Form 10-K, GB&T's Form 10-Q for the quarter ended June 30, 2002, Annual Report to Shareholders for the year ended December 31, 2001 and GB&T's Proxy Statement for its Annual Meeting of Shareholders held by May 20, 2002 and a copy of Home Town Bank's Form 10-KSB, as amended,  for the year ended December 31, 2001, and Home Town Bank's Form 10-QSB/A for the quarter ended June 30, 2002 accompany this proxy statement/prospectus and are incorporated by reference into this proxy statement/prospectus.

All information concerning GB&T and its subsidiaries has been furnished by GB&T, and all information concerning Home Town Bank has been furnished by Home Town Bank.  You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus in making your decision to vote on the merger.  We have not authorized anyone to provide you with information that is different from that contained in this proxy statement/prospectus.

This proxy statement/prospectus is dated October 18, 2002.  You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of GB&T common stock in the merger shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.  Neither the delivery of this proxy statement/prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in information set forth or incorporated in this document by reference or in the affairs of GB&T or Home Town Bank since the date hereof.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:     Why is GB&T acquiring Home Town Bank?

A:      GB&T is proposing to acquire Home Town Bank because it believes that the acquisition will provide its shareholders with substantial benefits and will enable us to better serve our customers.  Our products and markets generally are complementary, and the combination should place us in a better position to take advantage of those markets.  After the merger, our subsidiary banks will operate branches in Hall, Polk, Paulding, Cobb and Carroll counties in Georgia.   A detailed discussion of the background of and reasons for the proposed merger is contained under the heading "Details of the Proposed Merger – Background of and Reasons for the Merger" beginning on page 34.

Q:     What will I receive in the merger?

A:      Home Town Bank shareholders will receive, for each share of Home Town Bank common stock they own at the time of the merger, at their election either 1.0588 shares of GB&T common stock or cash of $18.00, or a combination of both, subject to allocation and pro rata adjustments to the extent required to ensure that no more than $7,068,366 (approximately 50%) of the total merger consideration is paid in cash.  GB&T will not issue fractional shares in the merger.  Instead, Home Town Bank shareholders will receive a cash payment, without interest, for the value of any fraction of a share of GB&T common stock that they would otherwise be entitled to receive based upon $17.00 a share of GB&T common stock.  For example:  if you own 100 shares of Home Town Bank common stock, in the merger you would receive either:

  105 shares of GB&T common stock and a check for $14.96 (.88 x $17.00); or

  a check for $1,800; or

  at your election, a combination of cash or GB&T common stock, subject to allocation and adjustment as set forth above.

          On October 15, 2002, the closing price of GB&T common stock was $17.00 making the value of 1.0588 shares of GB&T common stock equal to $18.00.  Because the market price of GB&T common stock fluctuates, you will not know when you vote what the shares will be worth when issued in the merger.  Further, you will not know when you vote the choices of other Home Town Bank shareholders and the result of the allocation and adjustment on your choice.

Q:     What am I being asked to approve?

A:      You are being asked to approve the Agreement and Plan of Reorganization as amended, by and between Home Town Bank and GB&T, by which Home Town Bank will be merged with and into an interim bank subsidiary of GB&T.  Approval of the merger agreement requires the affirmative vote of at least two-thirds of the outstanding shares of Home Town Bank common stock.  As a consequence, Home Town Bank will merge with a wholly-owned subsidiary of GB&T.  Following the merger, GB&T will continue to operate the bank as a full service commercial bank.

The Home Town Bank Board of Directors has unanimously approved and adopted the Agreement and Plan of Reorganization, as amended, and recommends voting FOR approval of this merger agreement.

Q:     What should I do now?

A:      Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible so that your shares will be represented at the meeting.  If you sign and send in a proxy card but do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the merger agreement.  Special shareholder meeting will be held to vote upon the proposal.

          The special shareholders meeting of Home Town Bank where the merger agreement will be voted on will take place at 4:00 p.m., local time, on November 12, 2002, at 1849 Carrollton/Villa Rica Highway, Villa Rica, Georgia.

          You may attend the meeting and elect to vote your shares in person, rather than voting by proxy.   In addition, you may withdraw your proxy up to and

including the day of the meeting by notifying the Secretary prior to the meeting, in writing, or by submitting an executed later-dated proxy to:

Lee Brantley, Secretary
Home Town Bank of Villa Rica
1849 Carrollton/Villa Rica Highway
Villa Rica, Georgia 30180

Q:     How can I Elect Stock, Cash or Both?

A:      You may indicate a preference to receive GB&T common stock, cash or a combination of both in the merger by completing the enclosed election form.  If you do not select a preference by November 11, 2002, you will receive half in GB&T common stock and half in cash.  Even if you select a preference by November 11, 2002, the amount of GB&T common stock and cash to be received by you is subject to allocation and pro rata adjustments to the extent required to ensure that not more than $7,068,366 (approximately 50%) of the total merger consideration paid by GB&T is paid in cash.  Home Town Bank's board of directors, makes no recommendation as to whether you should choose GB&T common stock or cash or a combination of both for your shares of Home Town Bank common stock.  You should consult with your own financial advisor on this decision.

Q:     What risks should I consider?

A:      We encourage you to read this entire document carefully.  In particular, you should carefully consider the "Risk Factors Relating to the Merger" beginning on page 14.  You should also review the factors considered by each company's Board of Directors discussed in "Details of the Proposed Merger – Background of and Reasons for the Merger" beginning on page 34.

Q:     When is the merger expected to be completed?

A:      We plan to complete the merger during the fourth quarter of 2002.

Q:     What are the tax consequences of the merger to me?

A:      Our obligations to complete the merger are conditioned upon our receipt of an opinion from counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986.

          Provided that the merger qualifies as a reorganization, neither GB&T nor Home Town Bank will recognize any gain or loss for federal income tax purposes as a result of the merger.  The federal income tax consequences of the merger to you as a Home Town Bank shareholder depend on whether you receive shares of GB&T common stock, cash or a combination of common stock and cash in exchange for your Home Town Bank common stock.  In general, a Home Town Bank shareholder will not recognize any gain or loss as a result of the receipt of GB&T common stock in exchange for Home Town Bank common stock, but will recognize gain, if any, with respect to any cash received, including cash received for fractional shares of GB&T common stock.

          Under the merger agreement, you may be required to receive some GB&T common stock even if you elect to receive only cash.  You should consult with your tax advisor about the tax consequences of the merger in light of your individual circumstances, including the application of any federal, state, local or foreign law.

Q:     If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:      Your broker will vote your shares of common stock only if you provide instructions on how to vote.  Following the directions your broker provides, you should instruct your broker how to vote your shares.  If you do not provide instructions to your broker, your shares will not be voted, and this will have the effect of a vote against the merger.

Q:     Should I send in my stock certificates now?

A:      No. After the merger is completed, we will send written instructions to you regarding how to exchange your Home Town Bank common stock certificates for GB&T common stock certificates.

Q:     Who should I call with questions about the merger?

A:      You should call Laura B. Cross at (770) 456-2265.

Q:     Will GB&T pay dividends to shareholders?

A:      GB&T intends to continue paying cash dividends, the amount and frequency of which will be determined by GB&T's Board of Directors after consideration of earnings, capital requirements, and the financial condition of GB&T.  Cash dividends may not be declared in the future.  GB&T's ability to pay cash dividends will depend on cash dividends paid to it by its subsidiary banks.  The ability of those subsidiaries to pay dividends to GB&T is restricted by certain regulatory requirements.  For more information regarding dividends, see "Details of the Proposed Merger – Dividends" beginning on page 45.

SUMMARY OF TERMS OF THE MERGER

This summary highlights selected information from this proxy statement/prospectus regarding the proposed merger.  This summary may not contain all of the information that is important to you as you consider the proposed merger and related matters.  For a more complete description of the terms of the proposed merger, you should carefully read the entire proxy statement/prospectus, and the related documents to which it refers.  The Agreement and Plan of Reorganization, as amended, which is the legal document that governs the proposed merger, is incorporated by reference into this document, and is attached as Appendix A.

In addition, the sections entitled "Where You Can Find More Information," on page 3, and "Incorporation of Certain Documents by Reference," on page 3, contain references to additional sources of information about GB&T.  Additional information about GB&T and Home Town Bank is also contained in GB&T's Form 10-K for the year ended December 31, 2001, GB&T's Form 10-Q for the quarter ended June 30, 2002, GB&T's Proxy Statement for its Annual Meeting of Shareholders held May 20, 2002, Home Town Bank's Form 10-KSB, as amended,  for the year ended December 31, 2001, Home Town Bank's Form 10-QSB for the quarter ended June 30, 2002, copies of which are enclosed with this proxy statement/prospectus.

  The Companies  (see pages 50 - 51)

GB&T Bancshares, Inc.
500 Jesse Jewell Parkway, S.E.
Gainesville, Georgia 30501
(770) 532-1212

We are a multi-bank holding company based in Gainesville, Georgia.  All of our activities are conducted through our wholly-owned subsidiaries, Gainesville Bank & Trust, a full-service commercial bank with its main office in Gainesville, Georgia, United Bank & Trust, a full-service commercial bank with its main office in Rockmart, Georgia, and Community Trust Bank, a full-service commercial bank with its main office in Hiram, Georgia.   Gainesville Bank & Trust, United Bank & Trust and Community Trust Bank provide customary types of banking services such as checking accounts, savings accounts, and time deposits.  They also engage in commercial and consumer lending, make secured and unsecured loans, and provide other financial services.

At June 30, 2002, we had total consolidated assets of approximately $581 million, total consolidated loans of approximately $447 million, total consolidated deposits of approximately $454 million, and total consolidated shareholders' equity of approximately $47 million.

Home Town Bank of Villa Rica
1849 Carrollton/Villa Rica Highway
Villa Rica, Georgia 30180
(770) 456-2265

We are a full-service commercial bank with our main office in Villa Rica, Georgia.  Home Town Bank provides customary types of banking services such as checking accounts, savings accounts, and time deposits.  It also engages in commercial and consumer lending, makes secured and unsecured loans, and provides other financial services.

At June 30, 2002, we had total assets of approximately $109 million, total loans of approximately $85 million, total deposits of approximately $95 million, and total shareholders' equity of approximately $8 million.

  The Terms of the Merger  (see page 36)

If the merger is approved, Home Town Bank will be merged with and into GB&T Interim Bank, a wholly-owned interim state bank subsidiary of GB&T, GB&T will continue as a bank holding company, and Home Town Bank will become a subsidiary of GB&T.  As a result of the merger, Home Town Bank shareholders will receive, for each share of Home Town Bank common stock he or she owns on the effective date of the merger, at their election, either:

  1.0588 shares of GB&T common stock; or

  cash of $18.00; or

  a combination of both, subject to allocation and pro rata adjustments to the extent required to ensure that no more than $7,068,366 (approximately 50%) of the total merger consideration is paid in cash by GB&T.  Home Town Bank shareholders will also receive a cash payment for any fractional shares in an amount equal to the fraction multiplied by $17.00.

  The Reasons Management Supports the Merger (see page 34)

The Board of Directors of Home Town Bank supports the merger and believes that it is in the best interests of the bank, and its shareholders.  The Board of Directors of Home Town Bank believes the merger will permit Home Town Bank shareholders to have an equity interest in a resulting financial institution that has greater financial resources and a larger shareholder base, which may increase liquidity and marketability of the combined entity's capital stock.  In addition, the Board of Directors believes that following the merger, the size of the combined organization, which would have had approximately $696 million in consolidated assets as of June 30, 2002, is sufficiently large to take advantage over time of significant economies of scale, but is still small enough to maintain the competitive advantages of community-oriented banks.

  Shareholders' Meeting (see page 38)

The special meeting of shareholders of Home Town Bank will be held on November 12, 2002, at 4:00 p.m., local time, at the offices of Home Town Bank, at 1849 Carrollton/Villa Rica Highway, Villa Rica, Georgia, for the purpose of voting on approval of the merger agreement.

  Record Date  (see page 38)

You are entitled to vote at the special shareholder meeting if you owned shares of Home Town Bank common stock on September 30, 2002.

  Two-thirds Vote Required  (see page 38)

Approval by holders of at least two-thirds of Home Town Bank common stock outstanding on September 30, 2002, is required to approve the merger agreement.  The merger does not require the approval of GB&T's shareholders.

As of June 30, 2002, 785,374 shares of Home Town Bank common stock were issued and outstanding.  There are 253,038 shares, or 32.2%, of Home Town Bank common stock held by its directors, executive officers, and their affiliates, all of which are entitled to vote on the merger.  All of the directors of Home Town Bank have agreed to vote their shares in favor of the merger.

  Conditions, Termination, and Effective Date  (see page 38)

The merger will not occur unless certain conditions are met, and either GB&T or Home Town Bank can terminate the merger agreement if specified events occur or fail to occur.  The merger must be approved by Home Town Bank shareholders, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, and the Department of Banking and Finance of the State of Georgia. The Closing of the merger will occur after the merger agreement is approved by Home Town Bank shareholders and after the articles of merger are filed.

  Rights of Dissenting Shareholders (see page 47)

If you are a holder of Home Town Bank common stock, you are entitled to dissent from the merger and to demand payment of the "fair value" of your Home Town Bank common stock in cash if you follow certain statutory provisions regarding the rights of dissenting shareholders under Article 13 of the Georgia Business Corporation Code.  Among other things, you must file a notice of dissent prior to the special shareholders' meeting and not vote in favor of the merger.

  Federal Income Tax Consequences (see page 49)

Home Town Bank has received an opinion from GB&T's attorneys stating that, assuming the merger is completed as currently anticipated, neither Home Town Bank nor the shareholders of Home Town Bank to the extent that they receive shares of GB&T common stock in connection with the merger will recognize any gain or loss for federal income tax purposes.  Neither GB&T nor Home Town Bank has requested a ruling to that effect from the Internal Revenue Service.  Any cash you receive as payment for your shares, including for any fractional interests or as payment after exercising your right to dissent, will be treated as amounts distributed in redemption of your Home Town Bank common stock, and that amount will be taxable under the Internal Revenue Code as either ordinary income or capital gain or loss, depending upon your particular circumstances. Tax matters are complicated, and the tax consequences of the merger may vary among shareholders.  We urge you to contact your own tax advisor to fully understand how the merger will affect you.

  Accounting Treatment (see page 45)

The merger will be accounted for as a purchase for financial reporting purposes.

  Markets for Capital Stock

GB&T's common stock began trading on the Nasdaq National Market on January 5, 1999 under the symbol "GBTB."  The following table sets forth the high and low sale prices per share of GB&T common stock on the Nasdaq National Market for the indicated periods:

2001	High	Low

First Quarter	$19.50	$14.875
Second Quarter	$16.375	$16.375
Third Quarter	$18.45	$13.65
Fourth Quarter	$17.00	$14.00

2002	High	Low
First Quarter	$16.20	$13.40
Second Quarter	$18.75	$15.25
Third Quarter	$17.50	$15.56
Fourth Quarter (through October 15, 2002)	$17.00	$16.25

Home Town Bank's common stock began trading on the over-the-counter bulletin board in February 2, 1999 under the symbol "HTBV.OB."  The following table sets forth the high and low sale prices per share of Home Town Bank common stock on the over-the-counter bulletin board for the indicated periods:

2001	High	Low

First Quarter	$ 9.75	$ 9.63
Second Quarter	$ 9.75	$ 9.55
Third Quarter	$13.50	$10.50
Fourth Quarter	$12.50	$ 8.00

2002	High	Low
First Quarter	$20.15	$11.20
Second Quarter	$20.75	$20.15
Third Quarter	$17.00	$15.50
Fourth Quarter (through October 15, 2002)	$16.65	$16.65

As of June 12, 2002, the date immediately prior to the public announcement of the merger, the closing price of GB&T's common stock was $17.05 per share and $20.75 per share for Home Town Bank.  The closing price of each company's common stock as of October 15, 2002, the date before the printing of this proxy statement/prospectus, was $17.00 per share for GB&T and $16.65 per share for Home Town Bank.

  Aftermath of the Closing

Effective the Closing Date, Home Town Bank will be merged into a wholly-owned subsidiary of GB&T and will cease to exist as a separate entity.  Home Town Bank's common stock will no longer be registered with the FDIC under the Securities Exchange Act of 1934, as amended, and Home Town Bank will no longer file reports under such act with the FDIC.

  Listing of GB&T Common Stock

GB&T will list the shares of its common stock to be issued in the merger on the NASDAQ National Market

  Dividends (see page 45)

GB&T paid a cash dividend of $.165 per share in the first two quarters of 2002, and paid aggregate cash dividends of $.29 per share in 2001, $.24 per share in 2000, and $0.20 per share in 1999.  GB&T intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by GB&T's Board of Directors after consideration of earnings, capital requirements, and the financial condition of GB&T, and will depend on cash dividends paid to it by its subsidiary banks.  The ability of those subsidiaries to pay dividends to GB&T is restricted by certain regulatory requirements.

Home Town Bank has not paid any dividends.

  There are some differences in Shareholders' Rights Between Home Town Bank and GB&T (see page 41)

If you own shares of Home Town Bank common stock, your rights as a shareholder will no longer be governed by Home Town Bank’s articles of incorporation and bylaws following the merger.  Instead, you will automatically become a GB&T shareholder, to the extent you receive GB&T common stock, and your rights as a GB&T shareholder will be governed by GB&T’s articles of incorporation and bylaws.  Your rights as a Home Town Bank shareholder and your rights as a GB&T shareholder are different in certain ways.  Specifically, approval of a merger, consolidation or voluntary dissolution of GB&T requires a majority vote of outstanding shares of common stock under the Georgia Business Corporation Code ("GBCC"), while such actions for Home Town Bank require approval of at least two-thirds of the outstanding shares of Home Town Bank under the Financial Institutions Code of Georgia.  Additionally, indemnification of officers and directors of Home Town Bank requires approval through board of director resolution, while GB&T has no such restriction on indemnification of its directors and officers.  Please see the comparison of shareholder rights on page 41 for a more complete description of the differences in the rights of shareholders of GB&T and Home Town Bank.

  Interests of Directors and Officers of Home Town Bank in the Merger (see page 41)

Some of the directors and officers of Home Town Bank have interests in the merger in addition to their interests as shareholders generally, including the following:

  In connection with the merger agreement, GB&T has agreed to provide generally to officers and employees of Home Town Bank who continue employment with GB&T or its subsidiaries employee benefits under employee benefit plans, on terms and conditions substantially similar to those currently provided to similarly situated GB&T officers and employees.
  Keith G. Beckham, chief executive officer, and Laura B. Cross, President, have agreed in connection with the merger agreement to enter into severance agreements with Home Town Bank.  The severance agreements provide   for cancellation of their present employment agreements, termination of their employment after closing and entering into covenants not to engage in a competing bank venture in Carroll County, Georgia for a period of one year after closing.  In exchange for the above, Mr. Beckham will receive $225,000 and Ms. Cross will receive $150,000, each payable at the closing of the merger.
  Following the merger, GB&T will generally indemnify and provide liability insurance to the present directors and officers of Home Town Bank, subject to certain exceptions.
  Recent Developments of GB&T  (see page 50)

On July 16, 2002, GB&T announced its earnings and certain other financial data as of and for the quarter ended June 30, 2002.  GB&T had net income for the second quarter of fiscal 2002 of $1,479,000, or $.30 per diluted share, compared to $281,000, or $.06 per diluted share for the second quarter of fiscal 2001.  As of June 30, 2002, GB&T reported total assets of $581 million, an 8.6% increase over the $535 million in total assets reported at June 30, 2001.

  Recent Developments of Home Town Bank  (see page 50)

Home Town Bank had a net loss for the second quarter of fiscal 2002 of $119,000, or $(.15) per diluted share, compared to net income of $111,000, or $.15 per diluted share for the second quarter of fiscal 2001.  As of June 30, 2002, Home Town Bank reported total assets of $109 million, a 13.5% increase over the $96 million in total assets reported at December 31, 2001.

Home Town Bank received a Memorandum of Understanding, dated September 4, 2002 ("MOU") from its banking regulators, the FDIC and the Georgia Department of Banking and Finance.  The MOU represents an agreement between Home Town Bank and its regulators whereby Home Town Bank will move in good faith to comply with the requirements of the MOU and eliminate the problems of Home Town Bank.  Please see "Recent Developments" on page 50 for a more detailed explanation of the MOU.

Home Town Bank intends to fulfill its obligations under the MOU whether or not the merger is consummated.

RISK FACTORS RELATING TO THE MERGER

If the merger is consummated, you may receive shares of GB&T common stock in exchange for your shares of Home Town Bank common stock.  An investment in GB&T common stock is subject to a number of risks and uncertainties, many of which also apply to your existing investment in Home Town Bank common stock.  Risks and uncertainties relating to general economic conditions are not summarized below.  Those risks, among others, are highlighted on page 16 under the heading "A Warning About Forward-Looking Statements."

However, there are a number of other risks and uncertainties relating to GB&T and your decision on the merger that you should consider in addition to the risks and uncertainties associated with financial institutions generally.  Many of these risks and uncertainties could affect GB&T's future financial results and may cause GB&T's future earnings and financial condition to be less favorable than GB&T's expectations.  This section summarizes those risks.

You may not receive the form of merger consideration you requested.

The merger agreement provides that, in the aggregate, the merger consideration will be paid at your election, either in shares of GB&T common stock or in cash, or a combination of both, subject to allocation and pro rata adjustments to the extent required to ensure that no more than $7,068,366 (approximately 50%) of the total merger consideration is paid in cash.  In the event that the aggregate number of shares of Home Town Bank common stock in respect of which cash elections are received is greater than $7,068,366, a portion of the shares as to which cash elections have been made will be converted into the right to receive stock consideration in the manner described under "THE MERGER AGREEMENT — Terms of the Merger."  Accordingly, there is a risk that you will not receive the form of merger consideration you requested.

The financial institution industry is competitive, and we may not be able to continue to compete successfully.

GB&T's profitability will depend on the ability of Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank and Home Town Bank to compete successfully in the highly competitive banking business.  Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank and Home Town Bank compete with numerous other lenders and deposit-takers, including other commercial banks, thrift institutions, credit unions, finance companies, check cashing companies, mutual funds, insurance companies, and brokerage and investment banking firms.  They compete primarily with other financial institutions in the Hall, Polk, Paulding, Cobb and Carroll County areas, but may also compete with financial institutions located throughout the United States.

Departures of our directors may harm our ability to operate successfully.

Our directors' community involvement and local business relationships are important to our success.  Accordingly, if we lose the services of our Board of Directors, we may not be able to grow or operate profitably.  We have not entered into any agreements to secure the services of our directors, and we therefore cannot be assured of their continued service with us.

Government regulation may impair our profitability and restrict our growth.

State and federal banking laws and regulations could limit our ability to achieve profitability and to grow.  Bank holding companies and banks are subject to extensive state and federal government supervision and regulation.  See "Recent Developments of  Home Town Bank" on page 51.  These and other restrictions limit the manner in which we may conduct our business and obtain financing, including the ability of Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank and Home Town

Bank (collectively, the "Banks") to attract deposits, make loans, and achieve satisfactory interest spreads.  Many of these regulations are intended to protect depositors, the public and the FDIC, rather than shareholders.  In addition, the burden imposed by federal and state regulations may place the Banks at a competitive disadvantage compared to competitors who are less regulated.  Applicable laws, regulations, interpretations, and enforcement policies have been subject to significant changes in recent years and may be subject to significant future changes.

The exercise of warrants and options to purchase common stock of GB&T will dilute your proportionate interest in GB&T, and may hinder our ability to raise additional capital on the most favorable terms.

GB&T's organizers, officers, and employees hold options or warrants to purchase GB&T common stock and may exercise those warrants or options, which would result in the dilution of your proportionate interest in us.  These individuals will have the opportunity to profit from any rise in the market value of the common stock or any increase in GB&T's net worth.   There are currently 433,861 options and warrants to purchase GB&T's common stock outstanding representing 8.3% of the issued and outstanding common stock of GB&T on a fully diluted basis.

The exercise of warrants or options for the purchase of our common stock also could adversely affect the terms on which GB&T can obtain additional capital.  For instance, the holders of warrants or options may choose to exercise their warrants or options, when instead the securities underlying those warrants and options could be offered to others on terms and at prices more favorable to us than the terms and exercise prices provided for in the warrants or options.

The trading volume of GB&T common stock has been low, and may not increase following the merger.

The trading volume of GB&T common stock on the Nasdaq National Market has been low relative to larger companies listed on the Nasdaq National Market or other stock exchanges.  We cannot say with any certainty whether a more active or liquid trading market for GB&T common stock will develop.  Because of this, it may be difficult for you to sell a large number of shares of GB&T common stock for the same price at which you may be able to sell a smaller number of shares.

The value of any GB&T common stock you receive will vary.

Each share of Home Town Bank common stock owned by you will be converted into the right to receive, at your election, either a fraction of a share of GB&T common stock or $18.00 in cash, or a combination of both subject to allocation and pro rata adjustment to the extent required to ensure that no more than $7,068,366 (approximately 50%) of the total merger consideration is paid in cash.  The price of GB&T common stock when the merger takes place may vary from its price at the date of this proxy statement/prospectus and at the date of Home Town Bank's special meeting.  Such variations in the price of GB&T common stock may result from changes in the business, operations or prospects of GB&T, regulatory considerations, general market and economic conditions and other factors.  At the time of Home Town Bank's special meeting, you will not know the exact value of the consideration you will receive when the merger is completed.

If you elect to receive GB&T common stock, the value of the shares could decline between the date of your election and the date you actually receive your share certificates.

If you receive GB&T common stock in the merger, by the time you actually receive your certificate(s) for such stock, the market price of GB&T common stock could be lower than the price when you made your election.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements made in this proxy statement/prospectus (and in other documents to which we refer) are "forward-looking statements."  When used in this document, the words "anticipate," "believe," "estimate," and similar expressions generally identify forward-looking statements.  These statements are based on the beliefs, assumptions, and expectations of GB&T's and Home Town Bank's management, and on information currently available to those members of management.  Forward-looking statements include information concerning possible or assumed future results of operations of GB&T after the proposed merger.  Forward-looking statements are  not guarantees of future performance and involve risks, uncertainties, and assumptions, and certain factors could cause actual results to differ from results expressed or implied by the forward-looking statements, including:

  economic conditions (both generally, and more specifically in the markets where GB&T and Home Town Bank operate) may be worse than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

  the loss of deposits, customers or revenues following the merger may be greater than expected;

  competition from other companies that provide financial services similar to those offered by GB&T and Home Town Bank;

  legislative or regulatory changes, including changes in accounting standards, may adversely affect our businesses;

  changes in interest rates may reduce operating margins or the volumes or values of loans made or held;

  unexpected changes in the financial stability and liquidity of GB&T's and Home Town Bank's credit customers;

  combining the businesses and technologies of GB&T and Home Town Bank may cost more, be more difficult or take longer than we expect;

  retaining key personnel of GB&T and Home Town Bank may be more difficult than we expect;

  revenues of the combined entity following the merger may be lower than we expect, and the operating costs of the combined entity may be higher than we expect;

  adverse changes may occur in the securities markets;

  expected cost savings resulting from the merger may not be fully realized, or may not be realized as soon as expected; and

  technological changes may increase competitive pressures and increase our costs.

We believe these forward-looking statements are reasonable.  You should not, however, place undue reliance on these forward-looking statements, because the future results and shareholder values of GB&T following completion of the merger may differ materially from those expressed or implied by these forward-looking statements.

COMPARATIVE SHARE DATA REGARDING
GB&T AND HOME TOWN BANK

The following table shows selected comparative unaudited per share data for GB&T on a historical basis, for Home Town Bank on a historical basis, for GB&T and Home Town Bank on a pro forma basis assuming the merger had been effective for the periods indicated, and for Home Town Bank on a pro forma equivalent basis.  The merger will be accounted for as a "purchase" transaction in accordance with generally accepted accounting principles.

Equivalent earnings per share amounts for Home Town Bank have been calculated by multiplying the pro forma combined earnings per share by the exchange ratio of 1.0588 shares of GB&T common stock for each share of Home Town Bank common stock.  The Home Town Bank pro forma equivalent cash dividends per common share represent historical dividends declared by GB&T multiplied by the applicable exchange ratio.  The purpose of the pro forma equivalent per-share amounts is for informational purposes only to show the pro forma net earnings that would have been earned for each share of Home Town Bank had the merger been completed for the periods indicated.  This data should be read together with the historical financial statements of GB&T and Home Town Bank, including the respective notes thereto.

The following comparative unaudited per share data is based on an assumption that 50% of the purchase price is paid in cash and the remaining 50% is exchanged for GB&T capital stock.

	As of the Six Months Ended June 30,	As of the Year Ended December 31,
	2002	2001
Net earnings (losses) per common share (basic)
GB&T Historical	$ .63	$ .85
Home Town Bank Historical	(.10)	.57
GB&T and Home Town Bank Pro Forma Combined	..53	.80
Home Town Bank Pro Forma Equivalent (a)	..56	.85
Net earnings (losses) per common share (diluted)
GB&T Historical	..61	.82
Home Town Bank Historical	(.10)	.57
GB&T and Home Town Bank Pro Forma Combined	..51	.77
Home Town Bank Pro Forma Equivalent (a)	..54	.82
Cash Dividends Per Common Share
GB&T Historical	.165	.29
Home Town Bank Historical	--	--
Home Town Bank Pro Forma Equivalent (b)	..17	.31
Book Value Per Common Share (Period End)
GB&T Historical	9.97	9.45
Home Town Bank Historical	10.40	10.37
GB&T and Home Town Bank Pro Forma Combined	10.52	9.96
Home Town Bank Pro Forma Equivalent (a)	11.14	10.55
Tangible Book Value Per Common Share (Period End)
GB&T Historical	9.86	9.33
Home Town Bank Historical	10.40	10.37
GB&T and Home Town Bank Pro Forma Combined	9.26	8.78
Home Town Bank Pro Forma Equivalent	9.80	9.30

      (a)   Determined by multiplying the pro forma combined amounts by the exchange ratio of 1.0588.
      (b)   Determined by multiplying the GB&T historical cash dividends declared per share by the exchange ratio of 1.0588.

The following comparative unaudited per share data is based on an assumption that 100% of the common stock of Home Town Bank is exchanged for capital stock of GB&T.

	As of the Six Months Ended June 30	As of the Year Ended December 31
	2002	2001
Net earnings (losses) per common share (basic)
GB&T Historical	.63	.85
Home Town Bank Historical	(.10)	.57
GB&T Home Town Bank Pro Forma Combined	.51	.78
Home Town Bank Pro Forma Equivalent (a)	.54	.83

Net earnings (losses) per common share (diluted)
GB&T Historical	.61	.82
Home Town Bank Historical	(.10)	.57
GB&T and Home Town Bank Pro Forma Combined	.49	.76
Home Town Bank Pro Forma Equivalent (a)	.52	.80

Cash Dividends Per Common Share
GB&T Historical	.165	.29
Home Town Bank Historical	-	-
Home Town Bank Pro Forma Equivalent (b)	.17	.31

Book Value Per Common Share (Period End)
GB&T Historical	9.97	9.45
Home Town Bank Historical	10.40	10.37
GB&T and Home Town Bank Pro Forma Combined	11.03	10.49
Home Town Bank Pro Forma Equivalent (a)	11.68	11.11

Tangible Book Value Per Common Share (Period End)
GB&T Historical	9.86	9.33
Home Town Bank Historical	10.40	10.37
GB&T and Home Town Bank Pro Forma Combined	9.85	9.39
Home Town Bank Pro Forma Equivalent (a)	10.43	9.94

                         (a)           Determined by multiplying the pro forma combined amounts by the exchange ratio of 1.0588.
                         (b)          Determined by multiplying the GB&T historical cash dividends declared per share by the exchange ratio of 1.0588.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following tables present certain selected historical financial information for GB&T and Home Town Bank.  The data should be read in conjunction with the historical financial statements, including the notes thereto, and other financial information concerning GB&T and Home Town Bank incorporated by reference in this proxy statement/prospectus.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands, except per share amounts)

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2002	2001	2001	2000	1999	1998	1997

GB&T Bancshares, Inc. and Subsidiaries

Income Statement
Net interest income	$ 11,464	$ 10,688	$ 21,456	$ 20,997	$ 18,624	$ 15,083	$ 13,231
Provision for loan losses	387	808	1,306	1,149	1,896	1,006	645
Non-interest income	3,489	2,930	6,329	4,362	3,712	3,556	2,562
Non-interest expense	10,178	10,908	20,523	17,811	15,703	13,054	10,583
Income taxes	1,412	675	1,986	2,090	1,405	1,365	1,471
Net income	2,976	1,227	3,970	4,309	3,332	3,214	3,094
Per Common Share
Net income - basic	$ .63	.26	.85	.93	.72	.76	.76
Net income - diluted	.61	.25	.82	.90	.69	.72	.75
Cash dividends declared	.165	.15	.29	.24	.20	.16	.15
Book value	9.97	8.99	9.45	8.72	7.82	7.51	7.24
Basic average shares outstanding	4,759	4,657	4,676	4,640	4,601	4,257	4,060
Diluted average shares outstanding	4,898	4,882	4,816	4,791	4,801	4,448	4,123
Period End
Total loans	$ 446,881	392,717	418,656	384,691	324,355	242,578	201,143
Earning assets	538,895	496,718	508,490	475,168	408,843	318,396	279,792
Assets	580,848	535,253	547,596	512,488	439,697	346,906	306,377
Deposits	453,870	424,956	426,758	401,302	345,252	299,978	273,442
Stockholders' equity	47,490	41,873	44,773	40,554	36,281	34,182	26,391
Common shares outstanding	4,761	4,658	4,739	4,651	4,637	4,551	3,646
Average Balances
Loans	$ 428,483	393,353	397,496	356,051	282,277	214,852	180,769
Earning assets	523,339	486,294	495,236	443,374	358,394	297,055	254,358
Assets	560,641	524,694	530,837	475,337	384,258	320,630	276,484
Deposits	435,573	410,007	419,329	367,772	316,776	279,347	239,830
Performance Ratios
Return on average assets(a)	1.06	% ..47	% ..75	% ..91	% ..87	% 1.00	% 1.12%
Return on average stockholders' equity(a)	12.95	5.92	9.38	11.63	9.50	10.79	12.32
Average equity to average assets	8.20	7.89	7.98	7.79	9.13	9.29	9.08
Average loans to average deposits	98.37	95.94	94.79	96.81	89.11	76.91	75.37

(a)        Ratios for the six month periods have been annualized.

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2002	2001	2001	2000	1999	1998	1997

Home Town Bank of Villa Rica

Income Statement
Net interest income	$ 2,157	$ 1,537	$ 3,220	$ 2,468	$ 1,943	$ 1,298	230
Provision for loan losses	508	170	371	268	171	222	38
Non-interest income	558	504	1,096	939	309	224	24
Non-interest expense	2,334	1,539	3,327	3,011	1,965	1,509	526
Income taxes (benefit)	(48)	128	204	(122)	--	--	--
Net income (loss)	(79)	204	414	250	116	(209)	(310)
Per Common Share
Basic earnings (losses)	$ (.10)	.28	.57	.35	.16	(.29)	(.43)
Diluted earnings (losses)	(.10)	.28	.57	.35	.16	(.29)	(.43)
Cash dividends declared	--	--	--	--	--	--	--
Book value	10.40	10.16	10.37	9.72	8.99	9.25	9.55
Basic average shares outstanding	781	720	720	720	720	720	720
Diluted average shares outstanding	781	720	720	720	720	720	720
Period End
Total loans	$ 84,588	56,557	69,502	48,146	33,302	23,512	3,753
Earning assets	98,574	73,449	86,714	63,522	43,853	31,257	10,721
Assets	109,236	82,393	96,443	69,598	49,635	35,061	11,845
Deposits	95,185	68,864	83,955	56,543	38,303	25,835	4,892
Stockholders' equity	8,170	7,322	7,467	7,003	6,474	6,661	6,876
Common shares outstanding	785	720	720	720	720	720	720
Average Balances
Loans	$ 79,752	51,884	57,559	40,772	28,222	14,523	767
Earning assets	95,832	66,086	73,558	54,204	38,426	22,484	3,655
Assets	105,686	73,278	81,849	59,641	41,736	24,972	4,001
Deposits	92,296	59,966	68,378	47,694	31,610	16,574	3,958
Stockholders' equity	8,105	7,152	7,308	6,641	6,535	6,761	3,033
Performance Ratios
Return on average assets	(.15)%	.56%	.51%	.42%	.28%	(.84)%	(7.75)%
Return on average stockholders' equity	(1.95)	5.60	5.67	3.76	1.78	(3.09)	(10.22)
Average equity to average assets	7.67	9.94	8.93	11.13	15.66	27.07	75.81
Average loans to average deposits	86.41	80.66	84.18	85.49	89.28	87.63	19.38

                    (a)        Ratios for the six month periods have been annualized.

SELECTED PRO FORMA FINANCIAL DATA

The following unaudited pro forma financial data for the combined company gives effect to the acquisition of Home Town Bank as of the date or at the beginning of the period indicated, assuming the acquisition is accounted for as a purchase.  The pro forma balance sheet information has been prepared as if the acquisition had been completed on June 30, 2002.  The pro forma operating data has been prepared as if the acquisition had been completed on January 1, 2001.  The unaudited pro forma financial data is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operation which actually would have occurred if the transaction had been completed at the date and for the periods indicated or which may be obtained in the future.

SELECTED PRO FORMA FINANCIAL DATA
(Dollars in thousands, except per share amounts)

The following selected pro forma financial data is based on an assumption that 50% of the purchase price is paid in cash and the remaining 50% is exchanged for GB&T capital stock.

	As of and for the Six Months Ended June 30, 2002	For the Year Ended December 31, 2001

Balance Sheet Data
Total assets	$ 696,330
Federal funds sold	989
Investment securities	101,345
Loans, net of allowance for loan losses	524,676
Deposits	549,272
Other borrowings	11,701
Securities sold under repurchase agreements	12,504
Federal Home Loan Bank advances	62,463
Stockholders' equity	54,479

Earnings Data
Interest income	$ 22,733	49,021
Interest expense	9,295	24,711
Net interest income	13,438	24,310
Provision for loan losses	895	1,677
Non-interest income	4,047	7,425
Non-interest expense	12,579	23,984
Income taxes	1,293	2,048
Net income	2,718	4,026
Basic earnings per share	..53	..80
Diluted earnings per share	..51	..77
Cash dividends per share	..165	..29

The following selected pro forma financial data is based on an assumption that 100% of Home Town Bank common stock exchanged for GB&T capital stock.

	As of and for the Six Months Ended June 30,	For the Year Ended December 31,
	2002	2001

Balance Sheet Data
Total assets	$ 696,330
Federal funds sold	989
Investment securities	101,345
Loans, net of allowance for loan losses	524,676
Deposits	549,272
Other borrowings	4,633
Securities sold under repurchase agreements	12,504
Federal Home Loan Bank advances	62,463
Stockholders' equity	61,662

Earnings Data
Interest income	$ 22,733	49,021
Interest expense	9,109	24,339
Net interest income	13,624	24,682
Provision for loan losses	895	1,677
Non-interest income	4,047	7,425
Non-interest expense	12,579	23,984
Income taxes	1,364	2,190
Net income	2,833	4,256
Basic earnings per share	..51	..78
Diluted earnings per share	..49	..76
Cash dividends per share	..165	..29

PRO FORMA CONDENSED FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2002, and the unaudited pro forma condensed consolidated statements of income for the year ended December 31,  2001 and for the six months ended June 30, 2002 combine the historical financial statements of GB&T with Home Town Bank after giving effect to the merger using the purchase method of accounting.  Pro forma adjustments to the balance sheet are computed as if the transaction occurred at December 31, 2001 and June 30, 2002 while the pro forma adjustments to the statements of income are computed as if the transaction occurred on January 1, 2001, the earliest period presented.  In addition, the following financial statements do not reflect any anticipated cost savings, which may be realized by GB&T after completion of the merger.

The unaudited pro forma condensed consolidated financial data do not purport to present the financial position of GB&T had the various transactions indicated above actually been consummated on the dates indicated.  In addition, the unaudited pro forma condensed consolidated financial data are not necessarily indicative of the future results of operations of GB&T and should be read in conjunction with the historical financial statements of Home Town Bank, including the notes thereto, included herein and with the historical financial statements of GB&T, including the notes thereto, incorporated herein by reference.

In the merger, GB&T will exchange for each share of Home Town Bank common stock owned by Home Town Bank shareholders, 1.0588 shares of GB&T common stock.  Home Town Bank had 785,374 shares of common stock outstanding at June 30, 2002, which will be exchanged for approximately 831,554 shares of GB&T common stock, assuming no shareholder elects cash.

In connection with the merger, GB&T and Home Town Bank expect to incur combined pre-tax merger related charges of approximately $525,000.  These charges are expected to include $150,000 of merger related fees and expenses, legal, accounting, printing, and mailing).

GB&T Bancshares, Inc. and Subsidiaries Combined with Home Town Bank of Villa Rica
Pro Forma Condensed Balance Sheet

The following unaudited pro forma condensed balance sheet as of June 30, 2002 has been prepared to reflect the acquisition by GB&T of 100% of Home Town Bank after giving effect to the adjustments described in the notes to the pro forma condensed financial statements.  The following pro forma condensed balance sheet is prepared based on an assumption that 50% of the purchase price is paid in cash and 50% is exchanged for GB&T capital stock.  The acquisition will be accounted for as a purchase transaction.  These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

	June 30, 2002 (Dollars in Thousands) (Unaudited)

	GB&T Bancshares, Inc. Historical	Home Town Bank Historical	Pro Forma Adjustments Notes A and B		Pro Forma Combined

Assets
Cash and due from banks	$ 18,956	$ 4,651	$		$ 23,607
Interest-bearing deposits in banks	1,581	3,142			4,723
Federal funds sold	989				989
Securities available-for-sale	90,536	10,809			101,345

Loans	446,881	84,588	302	50(2)	531,721
Less allowance for loan losses	5,716	1,329			7,045

Loans, net	441,165	83,259	302	50	524,676

Premises and equipment	16,108	4,955			21,063
Goodwill and other intangibles, net	566		6,061	67(2)	6,560
Other assets	10,947	2,420			13,367

Total assets	$ 580,848	$ 109,236	6,363	117	$ 696,330

Liabilities
Deposits
Non-interest-bearing deposits	$ 63,759	$ 7,937			$ 71,696
Interest-bearing deposits	390,111	87,248	44	261(2)	477,576

Total deposits	453,870	95,185	44	261	549,272

Federal funds purchased and securities sold under repurchase agreements	12,504				12,504
Federal Home Loan Bank advances	57,026	5,410	9	36(2)	62,463
Other borrowings	4,633			7,068(4)	11,701
Other liabilities	5,325	471	71	186(5)(4)	5,911

Total liabilities	533,358	101,066	124	7,551	641,851

Stockholders' Equity
Capital stock	25,719	3,927	3,927	7,168(1)	32,887
Capital surplus		3,909	3,909	(1)
Retained earnings	20,388	181	360	(1)	20,209
Accumulated other comprehensive income	1,383	153	153	(1)	1,383

Total stockholders' equity	47,490	8,170	8,349	7,168	$ 54,479

Total liabilities and stockholders' equity	$ 580,848	$ 109,236	$ 8,473	$ 14,719	$ 696,330

GB&T Bancshares, Inc. and Subsidiaries Combined with Home Town Bank of Villa Rica
Pro Forma Condensed Statements of Income

The following unaudited pro forma condensed statements of income have been prepared to reflect the acquisition by GB&T of 100% of Home Town Bank after giving effect to the adjustments described in the notes to the pro forma condensed financial statements.  The following pro forma condensed statements of income are prepared based on an assumption that 50%  of the purchase price is paid in cash and 50% is exchanged for GB&T capital stock.  The acquisition will be accounted for as a purchase transaction.  These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

For the Six Months Ended June 30, 2002 (Dollars in Thousands, Except Per Share Amounts) (Unaudited)

	GB&T Bancshares, Inc. Historical	Home Town Bank Historical	Pro Forma Adjustments Notes A and B		Pro Forma Combined

Interest income	$ 18,989	$ 3,794	$ 50	$ (3)	$ 22,733
Interest expense	7,525	1,637	186	53(3)	9,295

Net interest income	11,464	2,157	236	53	13,438

Provision for loan losses	387	508			895

Net interest income after provision for loan losses	11,077	1,649	236	53	12,543

Other income	3,489	558			4,047

Other expenses	10,178	2,334	67	(3)	12,579

Income (loss) from continuing operations before income taxes	4,388	(127)	303	53	4,011

Income tax expense	1,412	(48)		71(5)	1,293

Income (loss) from continuing operations	$ 2,976	$ (79)	$ 303	$ 124	$ 2,718

Basic earnings (losses) per share of common stock	$ 0.63	$ (0.10)			$ 0.53

Diluted earnings (losses) per share of common stock	$ 0.61	$ (0.10)			$ 0.51

Average shares outstanding (basic)	4,759	781			5,172

Average shares outstanding (diluted)	4,898	781			5,311

For the Year Ended December 31, 2001 (Dollars in Thousands, Except Per Share Amounts) (Unaudited)

	GB&T Bancshares, Inc. Historical	Home Town Bank Historical	Pro Forma Adjustments Notes A and B		Pro Forma Combined

Interest income	$ 42,349	$ 6,772	$ 100	$	$ 49,021
Interest expense	20,893	3,552	372	106(4)	24,711

Net interest income	21,456	3,220	472	106	24,310

Provision for loan losses	1,306	371			1,677

Net interest income after provision for loan losses	20,150	2,849	472	106(3)	22,633

Other income	6,329	1,096			7,425

Other expenses	20,523	3,327	134		23,984

Income from continuing operations before income taxes	5,956	618	606	106	6,074

Income tax expense	1,986	204		142(5)	2,048

Income from continuing operations	$ 3,970	$ 414	$ 606	$ 248	$ 4,026

Basic earnings per share of common stock	$ 0.85	$ 0.57			$ 0.80

Diluted earnings per share of common stock	$ 0.82	$ 0.57			$ 0.77

Average shares outstanding (basic)	4,676	720			5,057

Average shares outstanding (diluted)	4,816	720			5,197

GB&T Bancshares, Inc. and Subsidiaries Combined with Home Town Bank of Villa Rica
Pro Forma Regulatory Capital Ratios

The following unaudited pro forma regulatory capital ratios have been prepared to reflect the acquisition by GB&T of 100% of Home Town Bank after giving effect to the adjustments described in the notes to the pro forma condensed financial statements.  The following pro forma regulatory capital ratios are prepared based on an assumption that 50% of the purchase price is paid in cash and 50% is exchanged for GB&T capital stock.  The acquisition will be accounted for as a purchase transaction.  These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

GB&T Bancshares, Inc. and Hometown Bank of Villa Rica Pro Forma Regulatory Capital Ratios June 30, 2002

	GB&T	Home Town	Pro Forma
	Bancshares, Inc.	Bank	Adjustments	Pro Forma
	Historical	Historical	Debit (Credit)	Combined
	(Dollars in Thousands)
Tier 1 capital ratio
Tier 1 capital	45,541	8,017	46	53,604

Risk based assets	458,861	91,928		550,789

Tier 1 capital/risk-weighted assets	9.92%	8.72%		9.73%

Total capital ratio
Tier 1 capital	45,541	8,017	46	53,604
Tier 2 capital	5,716	1,149		6,865

	51,257	9,166	46	60,469

Risk based assets	458,861	91,928		550,789

Total capital/risk-weighted assets	11.17%	9.97%		10.98%

Leverage ratio
Tier 1 capital	45,541	8,017	46	53,604

Average assets	567,711	108,557		676,268

Tier 1 capital/average assets	8.02%	7.39%		7.93%

GB&T BANCSHARES, INC. AND SUBSIDIARIES
COMBINED WITH HOME TOWN BANK
NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
(Unaudited)
Pro Forma Adjustments

  The pro forma condensed balance sheet has been prepared assuming the Home Town Bank merger transaction was consummated on June 30, 2002.  The pro forma condensed statements of income have been prepared assuming the transaction was consummated at the beginning of the periods indicated.

  The following pro forma adjustments have been applied to give effect to the Home Town Bank merger transaction:

                   Balance Sheet:

  Payment of $7,068,366 in cash (representing approximately 50% of total consideration) and issuance of 415,777 shares of GB&T capital stock in exchange for 100% of the equity of Home Town Bank for a total consideration of $14,136,575.
  Allocation of purchase price as follows:

The excess of purchase price over the fair value of the net assets acquired amounting to $6,061,000 has been allocated to goodwill and intangibles.  A portion of the excess of the purchase price over the fair value of net assets acquired has been allocated to specific assets and liabilities based on the estimated fair market value of these assets and liabilities.

                   Statement of Income:

  Pro forma adjustments to income resulting from the allocation of the purchase price of Home Town Bank are as follows:

  Amortization of core deposit intangible using the straight-line method over an average life of 7.2 years and amortization of purchase adjustments over the average life of the related assets and liabilities.

  Interest on trust preferred securities used to fund the acquisition using an average rate of 5.25% for the six months ended June 30, 2002 and the year ended December 31, 2001.

  Tax effect of pro forma adjustments for increase in interest expense using a tax rate of 38%.

GB&T Bancshares, Inc. and Subsidiaries Combined with Home Town Bank of Villa Rica
Pro Forma Condensed Balance Sheet

The following unaudited pro forma condensed balance sheet as of June 30, 2002 has been prepared to reflect the acquisition by GB&T of 100% of Home Town Bank after giving effect to the adjustments described in the notes to the pro forma condensed financial statements.  The following pro forma condensed balance sheet is prepared based on an assumption that 100% of Home Town Bank's common stock is exchanged for GB&T capital stock.  The acquisition will be accounted for as a purchase transaction.  These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

	June 30, 2002 (Dollars in Thousands) \(Unaudited)

	GB&T Bancshares, Inc. Historical	Home Town Bank Historical	Pro Forma Adjustments Notes A and B		Pro Forma Combined

Assets
Cash and due from banks	$ 18,956	$ 4,651	$	$	$ 23,607
Interest-bearing deposits in banks	1,581	3,142			4,723
Federal funds sold	989				989
Securities available-for-sale	90,536	10,809			101,345

Loans	446,881	84,588	302	50(2)	531,721
Less allowance for loan losses	5,716	1,329			7,045

Loans, net	441,165	83,259	302	50	524,676

Premises and equipment	16,108	4,955			21,063
Goodwill and other intangibles, net	566		6,061	67(2)	6,560
Other assets	10,947	2,420			13,367

Total assets	$ 580,848	$ 109,236	$ 6,363	$ 117	$ 696,330

Liabilities
Deposits
Non-interest-bearing deposits	$ 63,759	$ 7,937	$	$	$ 71,696
Interest-bearing deposits	390,111	87,248	44	261(2)	477,576

				261
Total deposits	453,870	95,185	44		549,272

Federal funds purchased and securities sold under repurchase agreements	12,504				12,504
Federal Home Loan Bank advances	57,026	5,410	9	36(2)	62,463
Other borrowings	4,633				4,633
Other liabilities	5,325	471			5,796

Total liabilities	533,358	101,066	53	297	634,668

Stockholders' Equity
Capital stock	25,719	3,927	3,927	14,236(1)	39,955
Capital surplus		3,909	3,909	(1)
Retained earnings	20,388	181	245	(1)	20,324
Accumulated other comprehensive income	1,383	153	153	(1)	1,383

Total stockholders' equity	47,490	8,170	8,234	14,236	$ 61,662

Total liabilities and stockholders' equity	$ 580,848	$ 109,236	$ 8,287	$14,533	$ 696,330

GB&T Bancshares, Inc. and Subsidiaries Combined with Home Town Bank of Villa Rica
Pro Forma Condensed Statements of Income

The following unaudited pro forma condensed statement of income has been prepared to reflect the acquisition by GB&T of 100% of Home Town Bank after giving effect to the adjustments described in the notes to the pro forma condensed financial statements.  The following pro forma condensed statements of income are prepared based on an assumption that 100% of Home Town Bank's common stock is exchanged for GB&T capital stock.  The acquisition will be accounted for as a purchase transaction.  These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

For the Six Months Ended June 30, 2002 (Dollars in Thousands, Except Per Share Amounts) (Unaudited)

	GB&T Bancshares, Inc. Historical	Home Town Bank Historical	Pro Forma Adjustments Notes A and B		Pro Forma Combined

Interest income	$ 18,989	$ 3,794	$ 50	$ (3)	$ 22,733
Interest expense	7,525	1,637		53(3)	9,109

Net interest income	11,464	2,157	50	53	13,624

Provision for loan losses	387	508			895

Net interest income after provision for loan losses	11,077	1,649	50	53	12,729

Other income	3,489	558			4,047

Other expenses	10,178	2,334	67	(3)	12,579

Income (loss) from continuing operations before income taxes	4,388	(127)	117	53	4,197

Income tax expense	1,412	(48)			1,364

Income (loss) from continuing operations	$ 2,976	$ (79)	$ 117	$ 53	$ 2,833

Basic earnings (losses) per share of common stock	$ 0.63	$ (.10)			$ 0.51

Diluted earnings (losses) per share of common stock	$ 0.61	$ (.10)			$ 0.49

Average shares outstanding (basic)	4,759	781			5,586

Average shares outstanding (diluted)	4,898	781			5,725

For the Year Ended December 31, 2001 (Dollars in Thousands, Except Per Share Amounts) (Unaudited)

	GB&T Bancshares, Inc. Historical	Home Town Bank Historical	Pro Forma Adjustments Notes A and B		Pro Forma Combined

Interest income	$ 42,349	$ 6,772	$ 100	$ (3)	$ 49,021
Interest expense	20,893	3,552		106(3)	24,339

Net interest income	21,456	3,220	100	106	24,682

Provision for loan losses	1,306	371			1,677

Net interest income after provision for loan losses	20,150	2,849	100	106	23,005

Other income	6,329	1,096			7,425

Other expenses	20,523	3,327	134	(3)	23,984

Income from continuing operations before income taxes	5,956	618	234	106	6,446

Income tax expense	1,986	204			2,190

Income from continuing operations	$ 3,970	$ 414	$ 234	$ 106	$ 4,256

Basic earnings per share of common stock	$ 0.85	$ 0.57			$ 0.78

Diluted earnings per share of common stock	$ 0.82	$ 0.57			$ 0.76

Average shares outstanding (basic)	4,676	720			5,438

Average shares outstanding (diluted)	4,816	720			5,578

GB&T Bancshares, Inc. and Subsidiaries Combined with Home Town Bank of Villa Rica
Pro Forma Regulatory Capital Ratios

The following unaudited pro forma regulatory capital ratios have been prepared to reflect the acquisition by GB&T of 100% of Home Town Bank after giving effect to the adjustments described in the notes to the pro forma condensed financial statements.  The following pro forma regulatory capital ratios are prepared based on an assumption that 100% of Home Town Bank's common stock is exchanged for GB&T capital stock.  The acquisition will be accounted for as a purchase transaction.  These statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

GB&T Bancshares, Inc. and Hometown Bank of Villa Rica
Pro Forma Regulatory Capital Ratios
June 30, 2002

	GB&T	Home Town	Pro Forma
	Bancshares, Inc.	Bank	Adjustments	Pro Forma
	Historical	Historical	Debit (Credit)	Combined
	(Dollars in Thousands)
Tier 1 capital ratio
Tier 1 capital	45,541	8,017	161	53,719

Risk based assets	458,861	91,928		550,789

Tier 1 capital/risk-weighted assets	9.92%	8.72%		9.75%

Total capital ratio
Tier 1 capital	45,541	8,017	161	53,719
Tier 2 capital	5,716	1,149		6,865

	51,257	9,166	161	60,584

Risk based assets	458,861	91,928		550,789

Total capital/risk-weighted assets	11.17%	9.97%		11.00%

Leverage ratio
Tier 1 capital	45,541	8,017	161	53,719

Average assets	567,711	108,557		676,268

Tier 1 capital/average assets	8.02%	7.39%		7.94%

GB&T BANCSHARES, INC. AND SUBSIDIARIES
COMBINED WITH HOME TOWN BANK
NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
(Unaudited)
Pro Forma Adjustments

  The pro forma condensed balance sheet has been prepared assuming the Home Town Bank merger transaction was consummated on June 30, 2002.  The pro forma condensed statements of income have been prepared assuming the transaction was consummated at the beginning of the periods indicated.

  The following pro forma adjustments have been applied to give effect to the Home Town Bank merger transaction:

                   Balance Sheet:

  Payment of 831,554 shares of GB&T capital stock in exchange for 100% of the equity of Home Town Bank for a total consideration of $14,136,418.

  Allocation of purchase price as follows:

The excess of purchase price over the fair value of the net assets acquired amounting to $6,061,000 has been allocated to goodwill and intangibles.  A portion of the excess of the purchase price over the fair value of net assets acquired has been allocated to specific assets and liabilities based on the estimated fair market value of these assets and liabilities.

                 Statement of Income:

  Pro forma adjustments to income resulting from the allocation of the purchase price of Home Town Bank are as follows:

Amortization of core deposit intangible using the straight-line method over an average life of 7.2 years and amortization of purchase adjustments over the average life of the related assets and liabilities.

DETAILS OF THE PROPOSED MERGER

Background of and Reasons for the Merger

            During October 2001 the chief executive officers of GB&T and Home Town Bank began to explore the possibility of combining the institutions.  That quarter, management of both institutions and a consultant for GB&T negotiated possible terms of a GB&T acquisition.  Home Town Bank also had similar discussions with other financial institutions during this period.  On December 19, 2001, GB&T made its first offer (subject to due diligence) to acquire Home Town Bank for approximately $13.7 million.

            On December 20, 2001, a second financial institution made a conditional offer of approximately $17.0 million for Home Town Bank.  Subsequently, management of Home Town Bank discussed both outstanding offers and talked to other financial institutions about possible business combinations.  The Home Town Bank Board met on December 27, 2001 to discuss the offers received.  On December 28, 2001, Home Town Bank rejected GB&T's initial offer.

            A third financial institution made an offer to purchase Home Town Bank on January 4, 2002 for $18.0 million.  On January 9, 2002, the second financial institution withdrew its offer made on December 20, 2002 indicating a willingness to discuss an acquisition at a price between $14.0  and $16.0 million.  On January 16, 2002, GB&T made a second offer for Home Town Bank for approximately $16.5 million.

            On January 18, 2002, the Home Town Bank Board met and discussed all offers outstanding at that time.  The Board rejected the offer from the third institution because the offer involved non-publicly traded stock.  The Board then authorized management to enter into a conditional letter of intent with GB&T, which was done on January 18, 2002.  Both parties conducted due diligence and had discussions with legal and financial advisors over the next few months.  Then, on April 19, 2002, GB&T informed Home Town Bank that its due diligence did not support the price included in the conditional letter of intent and withdrew its offer therein.

            During May 2002, management and the Board of Home Town Bank met with the second and third financial institutions about pursuing business combinations.  The third financial institution subsequently proposed an offer of approximately $10.6 million.  Negotiations also continued between the Board and management of Home Town Bank and management of GB&T.  GB&T made a third offer to purchase Home Town Bank for approximately $14.3 million.  On June 13, 2002, the parties signed the merger agreement.

Home Town Bank's Reasons for the Merger

             The Home Town Bank Board of Directors has unanimously approved the merger agreement and determined that the merger is in the best interests of Home Town Bank and its shareholders.  The terms of the merger were the result of arms-length negotiations between representatives of Home Town Bank and GB&T.  Without assigning any relative or specific weights to the factors, the Board of Directors of Home Town Bank considered the following material factors:

  the information presented to the directors by Home Town Bank's management concerning the business, operations, earnings, and financial condition, including capital levels and asset quality of GB&T and compliance with regulatory capital requirements on an historical and prospective basis, and the results of a due diligence review of GB&T by Home Town Bank representatives;

  the alternatives to the merger, including the merits of other acquisition proposals and remaining independent;

  the enhancement of shareholder value as a result of the value of the consideration to be received by Home Town Bank's shareholders relative to Home Town Bank's book value and earnings per share of common stock;

  the anticipated synergies and operating efficiencies, increased access to capital, increased utilization of capital for lending, and the increased managerial resources and enhanced service capabilities that would result from the merger, in part due to the complementary products and markets served by the two parties;

  the competitive and regulatory environment for financial institutions and commercial lending businesses generally;

  the income tax aspects of the merger as a tax-free reorganization;

  the likelihood that the merger will be approved by the applicable regulatory authorities; and

  the current lack of marketability of Home Town Bank common stock, contrasted with the ability of Home Town Bank's shareholders to exchange their Home Town Bank common stock for GB&T common stock in connection with the merger and thereafter have the ability to trade such securities on the Nasdaq National Market.

            Each member of the Board of Directors of Home Town Bank has agreed to vote such member's shares of Home Town Bank stock in favor of the merger.  HOME TOWN BANK'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOME TOWN BANK SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

            The foregoing discussion of the information and factors considered by Home Town Bank's Board of Directors is not intended to be exhaustive, but includes material factors considered by Home Town Bank's Board of Directors.  In reaching its determination to approve and recommend the merger, Home Town Bank's Board of Directors did not assign any specific or relative weight to any of the foregoing factors, and individual directors may have weighed factors differently.

GB&T's Reasons for the Merger

            The Boards of Directors of  GB&T believes that the size of the combined organization, approximately $696 million in total consolidated assets as of   June 30, 2002, is sufficiently large to take advantage over time of significant economies of scale, but is still small enough to maintain the competitive advantages management believes are afforded community-oriented banks over the larger regional and super-regional banks.  It has become increasingly apparent to the management of GB&T that in the current regulatory and competitive environment, large organizations with greater economies of scale, including the ability to spread largely fixed regulatory compliance costs over a larger gross income base and the ability to attract management talent able to compete in a more sophisticated financial services environment, will be more successful than separate smaller organizations, such as Home Town Bank, or GB&T.  Management of GB&T believes that there is a future for community banks in the banking industry, but that community banks will be required to achieve a critical size to maintain above-average economic performance.  The Board of Directors of GB&T also view Home Town Bank as offering a solid franchise in an attractive market giving GB&T an opportunity to diversify geographically from its current market area.  The acquisition of Home Town Bank will also be complementary to the acquisition strategy GB&T began in 1999 to develop a necklace of banking institutions beyond the perimeter of Atlanta.

The Merger Agreement

            The Agreement and Plan of Reorganization was signed by both parties on June 13, 2002 and amended on September 30, 2002.  The material features of the merger agreement are summarized below:

      Effective Date

            The merger agreement provides that the merger will be effective on the date and at the time the Certificate of Merger reflecting the proposed merger becomes effective with the Secretary of State of the State of Georgia.  The merger is subject to approval by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Department of Banking and Finance of the State of Georgia.  Management of GB&T and Home Town Bank anticipate that the merger will become effective during the fourth quarter of 2002.

      Terms of the Merger

            Home Town Bank shareholders will receive, for each share of Home Town Bank common stock they own, at their election, either (i) 1.0588 shares of GB&T common stock; or (ii) cash of $18.00; or (iii) a combination of both, subject to allocation and pro rata adjustments to the extent required to ensure that no more than $7,068,366 of the total merger consideration is paid in cash by GB&T.  If the cash limit is exceeded, then the amount of cash to be received by each Home Town Bank shareholder electing some portion as cash shall be adjusted downward, pro rata, so that no more than the sum of $7,068,366 is paid by GB&T in cash.  If no election is made, then the shareholder shall receive one-half in cash and one-half in GB&T common stock subject to adjustments for excess cash elections.  If, prior to the closing, the outstanding shares of GB&T common stock are increased through a stock dividend, stock split, subdivision, recapitalization, or reclassification of shares, or are combined into a lesser number of shares by reverse stock split reclassification, recapitalization, or reduction of capital, the number of shares of GB&T common stock to be delivered pursuant to the merger in exchange for a share of Home Town Bank common stock will be proportionately adjusted.

            GB&T will not issue fractional shares of GB&T common stock in connection with the merger, and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends, or to exercise any other rights of a shareholder of GB&T with respect to that fractional interest.  Instead of issuing any fractional shares of GB&T common stock, GB&T will pay in cash an amount (computed to the nearest cent) equal to that fraction multiplied by $17.00 per share.

            If the merger is completed, shareholders of Home Town Bank will become shareholders of GB&T, and Home Town Bank will be merged with and into GB&T Interim Bank, a wholly-owned interim state bank subsidiary of GB&T.  Following the merger, GB&T Interim Bank will be the resulting bank governed by its Articles of Incorporation and Bylaws, and Home Town Bank will cease to exist as a separate entity.  Following the merger, GB&T will continue to operate the  surviving bank as a full service commercial bank.  Following the merger, the current board of directors of GB&T, and the current board of Home Town Bank, along with one additional GB&T appointee, will serve as the directors of the subsidiary bank.

      Acquisition Proposals

            Prior to the closing of the proposed merger, Home Town Bank and its affiliates may not solicit any proposals for the acquisition of Home Town Bank by any party other than GB&T.  Further, except as required by law, Home Town Bank and its affiliates may not negotiate or enter into an agreement for any such transaction, and must notify GB&T if it receives any inquiry or proposal relating to any such transaction.

      Termination and Conditions of Closing

            The merger agreement may be terminated and the merger abandoned at any time either before or after approval of the merger agreement by the shareholders of Home Town Bank and GB&T, but not later than the effective date of the merger:

  by mutual consent of the Board of Directors of Home Town Bank and the Board of Directors of GB&T;

  by either party, if the other party materially breaches any of the representations or warranties or any covenant or agreement it made under the merger agreement which cannot be, or has not been, cured within 30 days after receipt of written notice by the breaching party;

   by either party, if any consent of any regulatory authority that is required for consummation of the merger is not obtained;

  by either party, if the merger is not completed by November 30, 2002, but only if the failure to consummate the merger is not caused by any breach of the Agreement by the party electing to terminate; and

  by either party, if the Home Town Bank shareholders do not approve the merger agreement.

            The following are some of the required conditions of closing:

  the accuracy of the representations and warranties of all parties contained in the merger agreement and related documents as of the date when made and the effective date;

   the performance of all agreements and conditions required by the merger agreement;

  the delivery of officers' certificates, resolutions, and legal opinions to Home Town Bank and GB&T;

  approval of the merger by Home Town Bank's shareholders;

  approval of NASDAQ listing of the shares of GB&T common stock issuable pursuant to the merger;

  receipt of all necessary authorizations of governmental authorities, and the expiration of any regulatory waiting periods;

  effectiveness of the registration statement of GB&T relating to the shares of GB&T common stock to be issued to Home Town Bank shareholders in the merger, of which this document forms a part;

  the receipt by Home Town Bank and GB&T of the opinion of Hulsey, Oliver & Mahar, LLP as to the tax consequences to Home Town Bank shareholders;

  the receipt by Home Town Bank and GB&T of agreements from specified affiliates of Home Town Bank restricting their sale of GB&T common stock after the closing of the merger; and

  the issuance of a certificate of merger by the Secretary of State of Georgia.

      Surrender of Certificates

            Shortly after the effective date of the merger, each holder of Home Town Bank common stock (as of that date) will be required to deliver his or her shares of Home Town Bank common stock to GB&T's exchange agent, Registrar and Transfer Company.  After delivering those shares, the holder will receive either a stock certificate for the number of shares of GB&T common stock or cash, or a combination of GB&T common stock and cash that the holder is entitled to receive under the merger agreement, and a cash payment for any fractional interest in GB&T common stock.  Until a holder delivers his or her shares of Home Town Bank common stock to Registrar and Transfer Company, he or she will not receive payment of any dividends or other distributions on shares of GB&T common stock into which his or her shares of Home Town Bank common stock have been converted or interest on the cash payment, and will not receive any notices sent by GB&T to its shareholders with respect to, or to vote, those shares.  After delivering the shares to Registrar and Transfer Company, the holder will then be entitled to receive any dividends, other distributions and any cash payment for such shares (without interest), which becomes payable after the merger but prior to the holder's delivery of the certificates to Registrar and Transfer Company.

Required Shareholder Approval

            The holders of at least two-thirds of the outstanding shares of Home Town Bank common stock entitled to vote at the special meeting must approve the merger agreement for the merger to be completed.  The merger does not require the approval of GB&T's shareholders.

            On September 30, 2002, the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting, the outstanding voting securities of Home Town Bank consisted of 785,374 shares of Home Town Bank common stock, with registered holders thereof being entitled to one vote per share.  Certain executive officers and members of Home Town Bank's Board of Directors, who have entered into agreements with GB&T to vote their shares of Home Town Bank common stock in favor of the merger, own or control 253,038 shares, approximately 32.2% of the outstanding shares, of Home Town Bank common stock.

Expenses

            Each of GB&T and Home Town Bank will pay its costs and expenses in connection with the merger and related transactions, except that each of the parties will pay:  (i) one-half of the filing fees paid in connection with the registration of the shares to be issued to Home Town Bank shareholders pursuant to the merger and with the applications filed with other regulatory authorities; and (ii) one-half of the costs of printing or copying this proxy statement/prospectus.

            If the merger agreement is terminated due to a breach of that agreement by GB&T or Home Town Bank, the breaching party will pay the non-breaching party the reasonable and documented fees and expenses incurred by the non-breaching party in connection with the proposed merger and related transactions.

Conduct of Business of Home Town Bank Pending Closing

            The merger agreement provides that, pending consummation of the merger, each party will, except with the written consent of the other party:

  operate its business in the usual, regular, and ordinary course;

  preserve intact its business organization and assets;

  maintain its rights and franchises;

  use its reasonable efforts to cause its representations and warranties contained in the merger agreement to be correct at all times; and

  take no action that would reasonably be expected to:

-     adversely affect the ability of either party to obtain any consents required to consummate the merger; or

-     adversely affect, in any material respect, the ability of either party to perform its covenants and agreements regarding the merger.

            The merger agreement provides that, pending consummation of the merger, Home Town Bank will not, except with the written consent of GB&T:

  amend its articles of incorporation, bylaws, or other governing instruments;

  incur, other than in the ordinary course, any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000;

  impose or suffer the imposition, on any asset of Home Town Bank of any lien or permit any such lien to exist except under certain circumstances outlined in the merger agreement;

  repurchase, redeem, issue, sell, pledge, encumber, adjust, split, combine, reclassify, or otherwise acquire, exchange, or transfer (other than exchanges in the ordinary course under employee benefit plans or pursuant to the exercise of outstanding stock options), directly or indirectly, any shares, or any securities convertible into any shares, of its capital stock, or declare or pay any dividend or make any other distribution in respect of Home Town Bank's capital stock;
  purchase any securities (other than government securities) or make any material investment in any entity or otherwise acquire direct or indirect control over any entity other than in connection with (a) foreclosures in the ordinary course of business, or (b) acquisitions of control in its fiduciary capacity;

  sell, lease, mortgage or otherwise dispose of or encumber any asset having a book value in excess of $25,000, other than in the ordinary course of business;

  grant any increase in compensation or benefits to any of its employees whose annual salary exceeds $35,000, except in accordance with past practice or previously approved by its Board of Directors; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts; enter into or amend any severance agreements with its officers; grant any general increase in compensation to all employees; grant any increase in fees or other increases in compensation or other benefits to its directors; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits;
  enter into or amend any employment contract between it and any person (unless such amendment is required by law) that it does not have the unconditional right to terminate without liability;

  adopt any new employee benefit plan or make any material change in or to any existing employee benefit plans other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

  make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles;

  commence any litigation other than in accordance with past practice, or settle any litigation involving any liability for money damages in excess of $50,000 or which imposes material restrictions upon its operations; or

  except in the ordinary course of business, modify, amend, or terminate any material contract or waive, release, compromise, or assign any material rights or claims.

            The merger agreement provides that immediately prior to the closing, Home Town Bank will make accruals or create reserves on its books, or make additional provisions to its allowance for loan losses, that GB&T considers necessary, appropriate or desirable in anticipation of the merger, and charge-off loans that GB&T considers to be losses or believes should be charged-off under generally accepted accounting principles, banking regulations or GB&T's loan administration policies and procedures.

            In addition, the merger agreement provides that GB&T will not, pending consummation of the merger, amend its articles of incorporation or bylaws in a manner which is adverse to and discriminates against the holders of Home Town Bank common stock.

Interest of Management in the Transaction

            Except as set forth below, no director or officer of Home Town Bank, or any of their associates, has any direct or indirect material interest in the merger, except that those persons may own shares of Home Town Bank common stock which will be converted in the merger into GB&T common stock.  GB&T and Home Town Bank do not anticipate that the merger will result in any material change in compensation to employees of Home Town Bank.

            GB&T has agreed in the merger agreement to provide employee benefits to Home Town Bank employees that are substantially similar to those GB&T currently provides to its employees and to indemnify each person entitled to indemnification by Home Town Bank for liabilities arising from acts or omissions arising prior to the effective date.

            GB&T has acknowledged that the merger will result in a "change-in-control", as that term is defined in each respective employment agreement, and accordingly, GB&T will be required to make certain severance payments to Keith Beckham and Laura Cross who have elected to terminate their employment agreements as a result of the change-in-control.  Mr. Beckham and Ms. Cross have also agreed not to engage in a competing bank venture in Carroll County, Georgia for a period of one year after closing.  As consideration for the above undertakings, Home Town Bank will pay $225,000 to Mr. Beckham and $150,000 to Ms. Cross payable at the closing of the merger.

            There are 253,038 shares, or 32.2%, of Home Town Bank common stock held by its directors, executive officers, and their affiliates, all of which are entitled to vote on the merger.  All of the directors of Home Town Bank have agreed to vote their shares in favor of the merger.

Comparison of the Rights of Home Town Bank and GB&T Shareholders

            Upon completion of the merger, holders of Home Town Bank common stock (other than shareholders electing to receive all cash and dissenting shareholders) will become shareholders of GB&T.  GB&T is a Georgia corporation governed by the GBCC, and Home Town Bank is a financial institution governed by the Financial Institutions Code of Georgia (“FICG”).  Differences in shareholder rights arise from differences in the GBCC and the FICG and from the differing provisions of the respective articles of incorporation and bylaws of GB&T and Home Town Bank.  While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to Home Town Bank shareholders, and is qualified in its entirety by reference to the FICG, the GBCC and the articles of incorporation and bylaws of each entity.

      Authorized Shares; Shares Outstanding

             GB&T’s articles of incorporation authorize the issuance of up to 20,000,000 shares of common stock, no par value, of which 4,769,155 shares were issued and outstanding as of August 26, 2002.

            Home Town Bank’s articles of incorporation authorize the issuance of up to 2,000,000 shares of common stock, par value $5.00 per share, of which 785,374 shares were issued and outstanding as of June 30, 2002.

      Number, Term and Qualification of Directors

            Both the GB&T and Home Town Bank bylaws provide that their respective Board of Directors shall consist of at least five, but not more than 25 members, the exact number to be determined from time to time by resolution of the Board of Directors.  The number of directors may not be increased or decreased by more than two in any one year.  Directors are elected annually and until their successors are elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal.

            Both the GB&T and Home Town Bank bylaws provide that each director shall be a U.S. citizen, and at least 60% of the directors shall reside in the state of Georgia and in the county in which the registered office of the entity is located, or within 40 miles of the entity.

            Removal of Directors

            GB&T’s bylaws provide that the entire Board of Directors or any individual director may be removed with or without cause by a majority of the shares entitled to vote at an election of directors.  In addition, the Board of Directors may remove a director from office if such director is adjudicated an incompetent by a court, if he is convicted of a felony, if he files for protection from creditors under bankruptcy laws, if he does not, within 60 days of his election, accept the office in writing or by attendance at a meeting of the Board of Directors and fulfill any other requirements for holding the office of director, or if he fails to attend regular meetings of the Board of Directors for four consecutive meetings without having been excused by the Board of Directors.

            Home Town Bank’s bylaws provide that the entire Board of Directors or any individual director may be removed with or without cause by a majority of the shares entitled to vote at an election of directors.  In addition, the Board of Directors may remove a director from office if such director is adjudicated an incompetent by a court, if he is convicted of a felony, if he files for protection from creditors under bankruptcy laws, if he does not, within 60 days of his election, accept the office in writing or by attendance at a meeting of the Board of Directors and fulfill any other requirements for holding the office of director, or if he fails to attend regular meetings of the Board of Directors for six consecutive meetings without having been excused by the Board of Directors.

            Board of Director Vacancies

            Both the GB&T and Home Town Bank bylaws provide that a vacancy in the Board of Directors will be filled by the affirmative vote of a majority of the directors remaining in office though less than a quorum.

            Shareholder Meetings

            GB&T’s bylaws provide that a special meeting of shareholders may be called by the Board of Directors or upon written request of the holders of at least 25% of all of the shares of capital stock of GB&T entitled to vote in an election of directors.

            Home Town Bank’s bylaws provide that a special meeting of shareholders may be called by the President, Chairman of the Board, the Board of Directors, or upon the written request of the holders of at least 25% of all of the shares of capital stock of Home Town Bank entitled to vote in an election of directors.

            Voting Rights

            GB&T’s bylaws do not provide for cumulative voting in the election of directors.  GB&T’s bylaws provide that each outstanding share shall be entitled to one vote on each matter submitted to a vote of shareholders.  The GBCC provides that the affirmative vote of the holders of a majority of the outstanding shares of GB&T common stock is required to approve a merger, consolidation or voluntary dissolution of GB&T.  The affirmative vote of the holders of a majority of the outstanding shares of GB&T Common Stock is required for the sale of substantially all the assets of GB&T.

            Home Town Bank’s bylaws do not provide for cumulative voting in the election of directors.  Home Town Bank’s bylaws provide that each outstanding share shall be entitled to one vote on each matter submitted to a vote of shareholders.  The FICG provides that the affirmative vote of the holders of at least two-thirds of the outstanding shares of Home Town Bank common stock is required to approve a merger, consolidation or voluntary dissolution of Home Town Bank.  The affirmative vote of the holders of a majority of the outstanding shares of Home Town Bank Common Stock is required for the sale of substantially all the assets of Home Town Bank.

            Dividend Restrictions

            Payment of dividends on GB&T common stock is subject to the GBCC, which provides that dividends may be paid in cash, property or stock unless GB&T is insolvent or the dividend payment would render it insolvent.  In addition, following the FICG provisions governing dividend payments, GB&T’s bylaws provide that dividends may be paid only out of the retained earnings of GB&T, only when GB&T meets the paid-in capital and/or appropriated net earnings requirements of the FICG, and only in compliance with the regulations of the Georgia Department of Banking and Finance regarding payment of dividends.

            The payment of dividends on Home Town Bank common stock is subject to the FICG and the regulations of the DBF promulgated thereunder which, among other things, provides that Home Town Bank may pay dividends on Home Town Bank common stock in cash, property or its own shares, except when the payment would render Home Town Bank insolvent.  In accordance with FICG provisions governing dividend payments, Home Town Bank’s bylaws further provide that dividends may only be paid out of the retained earnings of Home Town Bank, only when Home Town Bank meets the paid-in capital and/or appropriated net earnings requirements of the FICG, and only in compliance with the regulations of the Georgia Department of Banking and Finance regarding payment of dividends.

      Elimination of Director Liability

       The GB&T articles of incorporation do not provide for elimination of director liability to GB&T or its shareholders.

        The Home Town Bank articles of incorporation provide that a Home Town Bank director’s personal liability for a breach of duty of care or other duty as a director shall be limited to the fullest extent permitted by the FICG, except in certain circumstances.

       Indemnification of Directors and Officers

            GB&T’s bylaws provide that GB&T shall indemnify any person, his heirs, executors, or administrators, for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he is made a party by reason of his having been a director, trustee, officer, employee or agent of GB&T or by serving at the request of GB&T as a director, trustee, officer, employee, or agent of another entity.  However, GB&T may not indemnify any such person in relation to any matter in an action, suit or proceeding in which he has been finally adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to GB&T or such other entity.  Additionally, GB&T may not indemnify any such person in relation to any matter in such action, suit or proceeding which has been the subject of a compromise settlement unless the indemnification is approved by (i) a court of competent jurisdiction, (ii) the shareholders holding a majority of the outstanding GB&T stock or (iii) a majority of the Board of Directors then in office, excluding any directors who are party to the same or substantially the same action, suit or proceeding.

            Home Town Bank’s bylaws provide that Home Town Bank shall indemnify any person, his heirs, executors, or administrators, for certain liabilities and expenses incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he is made a party by reason of his having been a director, trustee, officer, employee or agent of Home Town Bank or by serving at the request of Home Town Bank as a director, trustee, officer, employee, or agent of another entity.  Provided, however, that such person shall be entitled to indemnification only upon a resolution of the Board of Directors then holding office, excluding the votes of any directors who are parties to the same or substantially the same proceeding, finding that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the company, and, in addition, with respect to any criminal proceeding, that such person did not have reasonable cause to believe that his conduct was unlawful.  Home Town Bank may not indemnify any such person who has been finally adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to Home Town Bank or such other entity.  Additionally, Home Town Bank may not indemnify any such person in relation to any matter in such proceeding which has been the subject of a compromise settlement unless the indemnification is approved by (i) a court of competent jurisdiction, (ii) the shareholders holding a majority of the outstanding Home Town Bank stock or (iii) a majority of the Board of Directors then in office, excluding any directors who are party to the same or substantially the same proceeding.

           Both the GB&T and Home Town Bank bylaws provide that the company may advance expenses incurred by its directors, trustees, officers, employees or agents in defending an action, suit or proceeding covered under its indemnification provisions if authorized by the Board of Directors.  However, such payment will be made only if the company receives an undertaking by or on behalf of the director, trustees, officer, employee or agents to repay all amounts advanced unless it is ultimately determined that he is entitled to be indemnified by the company.

            Preemptive Rights Provisions

            GB&T’s articles of incorporation provide for preemptive rights in accordance with requirements of the GBCC.  Each holder of GB&T common stock shall have a preemptive right to acquire proportional amounts of the company’s unissued or treasury shares upon the decision of the Board of Directors to issue them; provided, however, that such preemptive right does not exist in certain circumstances, including shares issued as a share dividend, fractional shares, shares issued to effect a merger or share exchange, shares issued as compensation (including shares issued to satisfy conversion or option rights) to directors, officers, agents, or employees of the company, its subsidiaries, or affiliates upon terms and conditions approved or ratified by the affirmative vote of the holders of a majority of the shares entitled to vote thereon, shares authorized in the articles of incorporation that are issued within one year from the effective date of incorporation, shares issued under a plan of reorganization, shares sold otherwise than for money, or shares released by waiver from their preemptive right by the affirmative vote or written consent of the holders of two-thirds of the shares of the class to be issued.

           Under the FICG, shareholders of Home Town Bank are entitled to a preemptive right to purchase, subscribe for or otherwise acquire any new or additional shares of stock of Home Town Bank in proportion to their current holdings; provided however, that such preemptive right does not exist in certain circumstances, including shares issued as a share dividend, fractional shares, shares issued pursuant to share plans, shares issued pursuant to acquisition of substantially all of the assets of another bank or trust company, shares released by waiver from their preemptive right by the affirmative vote or written consent of the holders of at least two-thirds of the shares of the class to be issued.

Dividends

            GB&T declared a cash dividend of $.165 per share in the first two quarters of 2002, and paid aggregate cash dividends of $.29 per share in 2001, $.24 per share in 2000 and $.20 per share in 1999.  Although GB&T intends to continue paying cash dividends following the merger, GB&T cannot guarantee that it will be able to make dividend payments in the future.  The amount and frequency of any cash dividends will be determined by GB&T's Board of Directors after consideration of earnings, capital requirements, and the financial condition of GB&T.  Additionally, GB&T's ability to pay cash dividends will depend on cash dividends paid to it by its subsidiary banks.  The ability of those subsidiaries to pay dividends to GB&T is restricted by certain regulatory requirements.

            Since its inception, Home Town Bank has not paid dividends to its shareholders.   Home Town Bank is prohibited under the merger agreement from paying dividends prior to the closing of the transaction without the prior written consent of GB&T.

            Whether the Home Town Bank shareholders approve the merger agreement, and regardless of whether the merger is completed, the future dividend policy of GB&T and Home Town Bank will depend upon each company's respective earnings, financial condition, appropriate legal restrictions, and other factors relevant at the time the respective Boards of Directors consider whether to declare dividends.

Accounting Treatment

            The merger will be accounted for by GB&T as a purchase in accordance with generally accepted accounting principles.  The reported results of operations of GB&T will include the results of Home Town Bank from and after the closing date of the merger.  The assets, including intangible assets, and liabilities of Home Town Bank will be recorded at their fair values as of the closing date of the merger.  Any excess of the purchase consideration over the fair values of the assets and liabilities of Home Town Bank will be recorded as goodwill.

Resales of GB&T Stock by Directors and Officers of Home Town Bank

            Although GB&T has registered the GB&T common stock to be issued in the merger under the Securities Act, the former directors, officers, and shareholders of Home Town Bank who are deemed to be affiliates of GB&T may not resell the GB&T common stock received by them unless those sales are made pursuant to an effective registration statement under the Securities Act, or under Rules 144 and 145 of the Securities Act, or another exemption from registration under the Securities Act.  Rules 144 and 145 limit the amount of GB&T common stock or other equity securities of GB&T that those persons may sell during any three month period, and require that certain current public information with respect to GB&T be available and that the GB&T common stock be sold in a brokers transaction or directly to a market maker in GB&T common stock.

Regulatory Approvals

            Bank holding companies, such as GB&T, and their depository institution subsidiaries are highly regulated institutions, with numerous federal and state laws and regulations governing their activities.  These institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies.  Detailed discussions of this ongoing regulatory oversight and the laws and regulations under which it is carried out can be found in the Annual Reports on Form 10-K of GB&T and on Form 10-KSB, as amended,  of Home Town Bank which are either incorporated by reference in or accompanying this proxy statement/prospectus.

            The merger is subject to regulatory approvals, as set forth below.  To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

            The merger is subject to approval by the Federal Reserve under the Bank Holding Company Act.  In considering the approval of such a transaction, this Act requires the Federal Reserve to review the financial and managerial resources and future prospects of the bank holding companies and the banks concerned and the convenience and needs of the communities to be served.  The Federal Reserve is also required to evaluate whether the transaction would result in a monopoly or would be in furtherance of any combination or conspiracy or attempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly or which in any manner would be in restraint of trade.  If the Federal Reserve determines that there are anti-competitive consequences to the transaction, it will not approve the transaction unless it finds that the anti-competitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

            The merger is subject to approval of the FDIC under the Bank Merger Act.  In granting its approval under the Bank Merger Act, the FDIC must consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served.  Further, the FDIC may not approve any merger if it would result in a monopoly, if it would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, if the effect of the merger in any section of the country may be to substantially lessen competition or to tend to create a monopoly or if it would be in any other manner in restraint of trade, unless the FDIC finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of such merger in meeting the convenience and needs of the communities to be served.  In addition, the FDIC must take into account the record of performance of the existing and proposed institution under the Community Reinvestment Act in meeting the credit needs of the community, including low-and moderate-income neighborhoods, served by such institution.  Applicable regulations also require publication of notice of the application for approval of the subsidiary bank merger and an opportunity for the public to comment on the applications in writing and to request a hearing.

            We also must obtain the prior approval of the merger from the Georgia Department of Banking and Finance under the bank holding company act provisions of the FICG.  In evaluating the transaction, the Georgia Department will consider the effect of the transaction upon competition, the convenience and needs of the community to be served, the financial history of the acquiring holding company and the bank to be acquired, the condition of the acquiring holding company and the bank to be acquired including capital, management and earnings prospects, the existence of insider transactions, the adequacy of disclosure of the terms of the transaction and the equitable treatment of minority shareholders of the bank to be acquired.  The Department of Banking and Finance's review of the application will not include an evaluation of the proposed transaction from the financial perspective of the individual shareholders of Home Town Bank.  Further, no shareholder should construe an approval of the application by the Department of Banking and Finance to be a recommendation that the shareholders vote to approve the proposal.  Each shareholder entitled to vote should evaluate the proposal to determine the personal financial impact of the completion of the proposed transaction.  Shareholders not fully knowledgeable in such matters are advised to obtain the assistance of competent professionals in evaluating all aspects of the proposal, including any determination that the completion of the proposed transaction is in the best financial interest of the shareholder.

            GB&T received the approval of the Georgia Department of Banking and Finance on August 26, 2002.  Applications for approval were timely filed with the Federal Reserve and the FDIC and are expected prior to the Effective Date.  The MOU shall not adversely affect the requested regulatory approvals.

Rights of Dissenting Shareholders

      GB&T Shareholders

            GB&T shareholders are not entitled to dissenters' rights under the GBCC in connection with the merger.

      Home Town Bank Shareholders

            Home Town Bank is a financial institution organized under the laws of the State of Georgia, and its principal place of business and executive offices are in the State of Georgia.  Georgia law confers certain rights upon shareholders of financial institutions organized under its laws to demand payment for the fair value of all of their shares, and it establishes procedures for the exercise of those rights.  These rights of shareholders are referred to herein as "dissenters' rights."

            If the merger is completed, under Article 13 of the GBCC, a Home Town Bank shareholder who dissents from the merger, and who otherwise complies with the provisions of Article 13, is entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of such holder's shares of Home Town Bank common stock.

            A dissenting shareholder of Home Town Bank must exercise his or her dissenters' rights with respect to all of the shares he or she owns, except for those shares registered in the dissenting shareholder's name but beneficially owned by another person.  If a dissenting shareholder of Home Town Bank has shares registered in his or her name that are beneficially owned by another person, the dissenting shareholder may assert dissenters' rights for less than all of the shares registered in his or her name, but only if he or she notifies Home Town Bank in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights.  For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights under the GBCC, Georgia law provides that the fair value of a dissenting Home Town Bank shareholder's common stock equals the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger.

            A Home Town Bank shareholder who chooses to dissent from the merger and to receive payment of the fair value of his or her shares of Home Town Bank common stock in accordance with the requirements of the GBCC must:

  deliver to Home Town Bank, prior to the time the shareholder vote on the merger agreement is taken, a written notice of his or her intent to demand payment for his or her shares if the merger is completed; and

  not vote his or her shares in favor of the merger agreement.

            A Home Town Bank shareholder does not have to vote against the merger, or even vote at all in order to exercise dissenters' rights but will forfeit the right to dissent by voting in favor of the merger.

            A filing of the written notice of intent to dissent with respect to the merger should be sent to: Lee Brantley, Secretary, Home Town Bank of Villa Rica, 1849 Carrollton/Villa Rica Highway, Villa Rica, Georgia  30180.  A vote against the merger agreement alone will not satisfy the requirements for compliance with Article 13 of the GBCC.  A shareholder who wishes to dissent from the merger must, as an initial matter, separately comply with all of the conditions listed above.

            Within ten days after the vote of merger is completed, Home Town Bank will provide to each shareholder who timely submitted a written notice of intent to dissent, and who did not vote in favor of the merger at the special meeting, a dissenters' notice that:

  states where the dissenting shareholder is to send his or her payment demand, and where the certificates for the dissenting shareholder's shares, if any, are to be deposited;

   informs holders of uncertificated shares of Home Town Bank common stock to what extent transfer of the shares will be restricted after the payment demand is received;

  sets a date by which Home Town Bank must receive the dissenting shareholder's payment demand; and

  is accompanied by a copy of Article 13 of the GBCC.

            Following receipt of the dissenters' notice, each dissenting Home Town Bank shareholder must deposit his or her Home Town Bank share certificates and demand payment from Home Town Bank in accordance with the terms of the dissenters' notice.  A dissenting shareholder who does not deposit his or her share certificates and demand payment from Home Town Bank by the date set forth in the dissenters' notice will forfeit his or her right to payment under Article 13 of the GBCC.

            Within ten days after the later of the date that the merger is completed, or the date on which Home Town Bank receives a payment demand, Home Town Bank will send a written offer to each shareholder who complied with the provisions set forth in the dissenters' notice to pay each such shareholder an amount that Home Town Bank estimates to be the fair value of his or her shares, plus accrued interest.  The offer of payment will be accompanied by:

  Home Town Bank's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

  an explanation of how any interest was calculated;

  a statement of the dissenting shareholder's right to demand payment of a different amount under Section 14-2-1327 of the GBCC; and

  a copy of Article 13 of the GBCC.

            If the dissenting shareholder chooses to accept Home Town Bank's offer of payment, he or she must do so by written notice to Home Town Bank within 30 days after receipt of Home Town Bank's offer of payment.  A dissenting shareholder will be deemed to have accepted the offer of payment if he or she does not respond to that offer within the 30-day period.  Home Town Bank must make payment to each shareholder who responds to the offer of payment within 60 days after the making of the offer of payment, or the effective date of the merger, whichever is later.  Upon payment, the dissenting shareholder will cease to have any interest in his or her shares of Home Town Bank common stock.

            If within 30 days after Home Town Bank offers payment for the shares of a dissenting shareholder, the dissenting shareholder does not accept the estimate of fair value of his or her shares and interest due thereon and demands payment of his or her own estimate of the fair value of the shares and interest due thereon, then Home Town Bank, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must file an action in the Superior Court in Carroll County, Georgia, requesting that the fair value of those shares be determined.  Home Town Bank must make all dissenting shareholders whose demands remain unsettled parties to the proceeding.  If Home Town Bank does not commence the proceeding within that 60-day period, it will be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

            Home Town Bank urges its shareholders to read all of the dissenter's rights provisions of the GBCC, which are reproduced in full in Appendix B to this proxy statement/prospectus and which are incorporated by reference into this proxy statement/prospectus.

Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel

            Home Town Bank has received an opinion from GB&T's counsel, Hulsey, Oliver & Mahar, LLP, to the effect that, assuming the merger is completed in accordance with the terms of the merger agreement:

  The merger of Home Town Bank into GB&T and the issuance of shares of GB&T common stock, as described herein and in the merger agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended;

  Holders of Home Town Bank common stock will not recognize any gain or loss upon the exchange of that stock for GB&T common stock as a result of the merger;

  Holders of Home Town Bank common stock will recognize gain or loss pursuant to Section 302 of the Internal Revenue Code upon their receipt of cash instead of GB&T common stock or fractional shares of GB&T common stock and upon their receipt of cash pursuant to their exercise of dissenter's rights;

  Home Town Bank will not recognize any gain or loss as a result of the merger;

  The aggregate tax basis of the GB&T common stock received by shareholders of Home Town Bank pursuant to the merger will be the same as the tax basis of the shares of Home Town Bank common stock exchanged therefor, decreased by any portion of that tax basis allocated to the cash election and to fractional shares of GB&T common stock that are treated as redeemed by GB&T; and

  The holding period of the shares of GB&T common stock received by the shareholders of Home Town Bank will include the holding period of the shares of Home Town Bank common stock exchanged therefor, provided that the Home Town Bank common stock is held as a capital asset on the date of completion of the merger.

            No ruling will be requested from the Internal Revenue Service with respect to any Federal income tax consequences of the merger and there are no assurances that the Internal Revenue Service will concur with the positions set forth in the foregoing tax opinion.

            The foregoing tax opinion and the preceding discussion relate to the material Federal income tax consequences of the merger to Home Town Bank shareholders.  Home Town Bank shareholders are advised to consult their own tax advisors as to any state, local, or other tax consequences of the merger.

INFORMATION ABOUT GB&T BANCSHARES, INC.

            GB&T was incorporated under the laws of the State of Georgia in 1998.  All of GB&T's activities are currently conducted through its wholly-owned subsidiaries, Gainesville Bank & Trust, which was organized as a Georgia banking corporation in 1987, United Bank & Trust, which was acquired as a result of a merger with UB&T Financial Services Corporation in March 2000, and Community Trust Bank which was acquired as a result of a merger with its holding company, Community Trust Financial Services Corporation, on June 30, 2001.

            At December 31, 2001, GB&T had total consolidated assets of approximately $548 million, total loans of approximately $419 million, total deposits of approximately $427 million, and shareholders' equity of $45 million.  Financial and other information relating to GB&T, including information relating to GB&T's current directors and executive officers, are set forth in GB&T's Form 10-K for the year ended December 31, 2001.

Recent Developments

            On July 16, 2002, GB&T announced its earnings and certain other financial data as of and for the quarter ended June 30, 2002.  GB&T had net income for the second quarter of fiscal 2002 of $1,479,000, or $.30 per diluted share, compared to $281,000, or $.06 per diluted share for the second quarter of fiscal 2001.  As of June 30, 2002, GB&T reported total assets of $581 million, an 8.6% increase over the $535 million in total assets reported at June 30, 2001.

Description of Securities

            The following is a summary of material provisions of GB&T's common stock:

            General.  The authorized capital stock of GB&T currently consists of 20,000,000 shares of common stock, no par value.  As of August 26, 2002, 4,769,155 shares of common stock were issued and outstanding.  Additionally, there are presently exercisable options to acquire 433,861 shares of GB&T common stock issued and outstanding.

            Common Stock.  All voting rights are vested in the holders of the common stock.  Each holder of common stock is entitled to one vote per share on any issue requiring a vote at any meeting.  The shares do not have cumulative voting rights.  All shares of GB&T common stock are entitled to share equally in any dividends that GB&T's Board of Directors may declare on GB&T common stock from sources legally available for distribution.  The determination and declaration of dividends is within the discretion of GB&T's Board of Directors.  Upon liquidation, holders of GB&T common stock will be entitled to receive on a pro rata basis, after payment or provision for payment of all debts and liabilities of GB&T, all assets of GB&T available for distribution, in cash or in kind.  GB&T's Articles of Incorporation grant preemptive rights to the holders of GB&T common stock.

            The outstanding shares of GB&T common stock are, and the shares of GB&T common stock to be issued by GB&T in connection with the merger will be, duly authorized, validly issued, fully paid and nonassessable.

            Transfer Agent and Registrar.   The Transfer Agent and Registrar for GB&T's common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey   67616-3672.

INFORMATION ABOUT
HOME TOWN BANK OF VILLA RICA

            Home Town Bank was organized as a Georgia banking corporation in 1997.  The primary activity of Home Town Bank is to operate as a financial institution, primarily making loans and accepting deposits.

            At December 31, 2001, Home Town Bank had total assets of approximately $96 million, total loans of approximately $70 million, total deposits of approximately $84 million, and shareholders' equity of $7 million.  Financial and other information relating to Home Town Bank, including information relating to Home Town Bank's current directors and executive officers, are set forth in Home Town Bank's Form 10-KSB, as amended, for the year ended December 31, 2001.

Recent Developments

            Home Town Bank had a net loss for the second quarter of fiscal 2002 of $(119,000), or $(.15) per diluted share, compared to net income of $111,000, or $.15 per diluted share for the second quarter of fiscal 2001.  As of June 30, 2002, Home Town Bank reported total assets of $109 million, a 13.5% increase over the $96 million in total assets reported at December 31, 2001.

            Home Town Bank received a Memorandum of Understanding, dated September 4, 2002 ("MOU") from its banking regulators, the FDIC and the Georgia Department of Banking and Finance.  The MOU represents an agreement between Home Town Bank and its regulators whereby Home Town Bank will move in good faith to comply with the requirements of the MOU and eliminate the problems of Home Town Bank.  The MOU provides that Home Town Bank will cause the following to occur within a variety of deadlines:

  Review each existing officer's performance, abilities and assignments;

  Charge-off all loans classified as loss and reduce loans classified as substandard in the regulator's examination report (the "Report")

  Submit plans to reduce or improve lines of credit exceeding $100,000 which are adversely classified;

  Reassess its loan policy and compliance therewith;

  Correct all violations of laws, rules and regulations set forth in the Report;

  Correct all loan documentations set forth in the Report;

  Require Board of Director approval for any additional extensions of credit to borrowers adversely classified in the Report;

  Maintain an adequate allowance for loan and lease losses;

  Correct the deficiencies in its information technology cited in the Report; and

  Establish a plan to restore earnings to a satisfactory level.

Home Town Bank intends to fulfill its obligations under the MOU whether or not the merger is consummated.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

GB&T Bancshares, Inc.

            No executive officer or director has any substantial interest in any matter in the proposed merger.

Home Town Bank of Villa Rica

            Interests of executive officers and directors of Home Town Bank in the proposed merger are discussed above under the heading "Details of the Proposed Merger – Interest of Management in the Transaction," at page 41.

REGULATION AND SUPERVISION

            GB&T is subject to extensive federal and state banking laws and regulations that impose specific requirements or restrictions on and provide for general regulatory oversight of virtually all aspects of its operations.  These laws and regulations are generally intended to protect depositors, not shareholders.  GB&T cannot predict the effect that fiscal or monetary policies, or new federal or state legislation may have on its business and earnings in the future.  A summary of the statutory and regulatory provisions is set forth in GB&T's 10-K for the year ended December 31, 2001, a copy of which is enclosed with this proxy statement/prospectus.

LEGAL MATTERS

            Hulsey, Oliver & Mahar, LLP, counsel to GB&T, will provide an opinion as to:  (i) the legality of the GB&T common stock to be issued in connection with the merger; and (ii) the income tax consequences of the merger.  As of the date of this proxy statement/prospectus, members of Hulsey, Oliver & Mahar, LLP own an aggregate of 78,848 shares of GB&T common stock and Samuel L. Oliver, a partner, is Vice Chairman of the Board of Directors of GB&T.

            Kilpatrick Stockton LLP has acted as counsel to Home Town Bank in connection with certain legal matters relating to the proposed merger.

EXPERTS

            The audited consolidated financial statements of GB&T and its subsidiaries included or incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Mauldin & Jenkins, LLC, independent certified public accountants, as indicated in its related audit reports, and are included on the authority of that firm as experts in giving those reports.

            The audited financial statements of Home Town Bank included in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Porter Keadle Moore, LLP, independent certified public accountants, as indicated in its related audit reports, and are included on the authority of that firm as experts in giving those reports.

OTHER MATTERS

            Management of Home Town Bank knows of no other matters which may be brought before the special shareholders' meetings.  If any matter other than the proposed merger or related matters should properly come before the special meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

By order of the Board of Directors, Lee Brantley, Secretary October 18, 2002 Villa Rica, Georgia

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION, AS AMENDED

  THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of June 13, 2002, and as amended September 30, 2002, by and between GB&T Bancshares, Inc. ("GB&T"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Gainesville, Georgia, and Home Town Bank of Villa Rica  ("HTB Villa Rica"), a bank organized and existing under the laws of the State of Georgia, with its principal office located in Villa Rica, Georgia.

Preamble

  The Boards of Directors of GB&T and HTB Villa Rica are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders.  This Agreement provides for the merger of HTB Villa Rica into GB&T Interim Bank, a to be formed wholly-owned interim state bank subsidiary of GB&T (the “GB&T Merger Subsidiary”), with GB&T Merger Subsidiary being the surviving bank of the merger.  At the effective time of such merger, the outstanding shares of capital stock of HTB Villa Rica will be converted into the right to receive shares of capital stock of GB&T and/or cash.  As a result, shareholders of HTB Villa Rica will become shareholders of GB&T. The transactions described in this Agreement are subject to the approvals of the Boards of Directors of both GB&T and HTB Villa Rica, the shareholders of HTB Villa Rica, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Georgia Department of Banking and Finance and the satisfaction of certain other conditions described in this Agreement.  It is the intention of the parties to this Agreement that the merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

  As a condition and inducement to GB&T's willingness to consummate the transactions contemplated by this Agreement, each of the directors of HTB Villa Rica will execute and deliver to GB&T an agreement (a "Support Agreement")within ten (10) calendar days of the date of this Agreement, in substantially the form of Exhibit 7 to this Agreement.

  Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

  NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
TRANSACTIONS AND TERMS OF MERGER

  1.1 Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), HTB Villa Rica will be merged with and into the GB&T Merger Subsidiary in accordance with the provisions of Section 7-1-531 through 7-1-537 of the FICG and with the effect provided in Section 7-1-536 of the FICG (the "Merger").  The GB&T Merger Subsidiary shall be the Surviving Bank resulting from the Merger. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of GB&T and HTB Villa Rica, and the Plan of Merger, in substantially the form attached as Exhibit 1, which will be approved and adopted by the board of directors of HTB Villa Rica and the GB&T Merger Subsidiary.

  1.2 Time and Place of Closing.  The Closing will take place at 10:00 a.m. on the date that the Effective Time occurs (or the immediately preceding day ihe Effective Time is earlier than 10:00 a.m.), or at such other time as the Parties, acting through their Designated Officers may mutually agree. The place of Closing shall be at the offices of Hulsey, Oliver & Mahar, LLP, Gainesville, Georgia, or such other place as may be mutually agreed upon by the Parties.

  1.3 Effective Time. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the Designated Officer of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (a) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (b) the date on which the shareholders of HTB Villa Rica approve this Agreement and the Plan of Merger to the extent such approval is required by applicable Law; or such later date as may be mutually agreed upon in writing by the Designated Officer of each Party.

ARTICLE II
TERMS OF MERGER

  2.1 Articles of Incorporation. The Articles of Incorporation of GB&T Merger Subsidiary in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank from and after the Effective Time until otherwise amended or repealed.

  2.2 Bylaws.  The Bylaws of  GB&T Merger Subsidiary in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank from and after the Effective Time until otherwise amended or repealed.

  2.3 Directors and Officers.

  (a) The officers and directors of GB&T from and after the Effective Time shall consist of the officers and directors of GB&T immediately preceding the Effective Time, together with a director from the present HTB Villa Rica board of directors to be selected by the GB&T board of directors. Such officers and directors shall serve in accordance with the Articles of Incorporation and Bylaws of GB&T.   (b) The directors of

the Surviving Bank from and after the Effective Time shall consist of the directors of HTB Villa Rica immediately preceding the Effective time, together with a director from the GB&T board of directors as selected by the GB&T board of directors.

ARTICLE III
MANNER OF CONVERTING SHARES

  3.1 Conversion of Shares. Subject to the provisions of this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of GB&T or HTB Villa Rica, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

  (a) Each share of GB&T Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

  (b) The outstanding shares of GB&T Merger Subsidiary Common Stock issued and outstanding at the Effective Time shall be converted into and exchanged for 785,374 shares of the stock of the Surviving Bank.

  (c) Each share of HTB Villa Rica Common Stock (excluding shares held by GB&T or HTB Villa Rica or any of their respective Subsidiaries, in each case other than in a fiduciary capacity) shall cease to be outstanding and shall be exchanged for and converted into the right to receive (1) cash, and/or (2)  shares of GB&T Common Stock, as stated hereinafter.  Subject to the overall limit that no more than 50 percent of the consideration for conversion of all of the HTB Villa Rica shares be paid in the form of cash, individual shareholders of HTB Villa Rica will be given the option to select either (X) cash of $18.00 for each share of HTB Villa Rica stock (Y) or 1.0588 shares of GB&T Common Stock for each share of HTB Villa Rica stock.  Alternatively, shareholders of HTB Villa Rica may select a percentage they wish to receive in cash and a percentage in GB&T Common Stock.  In the event that the total amount to be received in cash as selected by shareholders of HTB Villa Rica exceeds $7,068,366.00, then the amount of cash to be received by each HTB Villa Rica shareholder electing some portion as cash shall be adjusted downward, prorata, so that the overall limit of cash of $7,068,366.00 is not exceeded.  If no election is made by a shareholder, then the shareholder shall recive half in cash and half in GB&T Common Stock.

  3.2 Anti-Dilution Provisions.  In the event GB&T or HTB Villa Rica changes the number of shares of GB&T Common Stock or HTB Villa Rica Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be after the date hereof and prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

  3.3 Shares Held by GB&T or HTB Villa Rica. Each of the shares of HTB Villa Rica Common Stock held by any GB&T Company or by HTB Villa Rica other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

  3.4 Conversion of Stock Options; Restricted Stock.

  (a) Each option to purchase HTB Villa Rica Common Stock (“HTB Villa Rica Option”) outstanding at the Effective Time shall be converted into and become rights with respect to GB&T Common Stock and GB&T shall assume each such option in accordance with the terms of the stock option plan under which it was issued and the stock option or other agreement by which it is evidenced.

From and after the Effective Time (all subject to appropriate adjustment for any transactions described in Section 3.2 if the record date or effective date with respect to such transaction is on or after the Effective Time), (i) each HTB Villa Rica Option assumed by GB&T may be exercised solely for GB&T Common Stock,(ii) the number of shares of GB&T Common Stock subject to each HTB Villa Rica Option shall be equal to the number of shares of HTB Villa Rica Common Stock subject to each such HTB Villa Rica Option immediately prior to the Effective Time, multiplied by 1.0588  (hereinafter the “Exchange Ratio”) and (iii) the per share exercise price of the GB&T Common Stock subject to the HTB Villa Rica Options shall be determined by dividing the per share exercise price of the HTB Villa Rica Common Stock subject to each such HTB Villa Rica Option by the Exchange Ratio and rounding down to the nearest cent.  It is intended that the foregoing assumption of HTB Villa Rica Options shall be undertaken in a manner that will not constitute a “modification” as defined in Section 424 of the Internal Revenue Code as to any HTB Villa Rica Option which is an incentive stock option as defined in Section 422 of the Internal Revenue Code.  GB&T will modify each stock option that it assumes to provide that the options may be exercised, in addition to the other payment methods set out in the relevant option plan, by the reduction of the number of shares subject to the option so that the difference between the option exercise price for such shares and the fair market value of such shares on the option exercise date shall equal the option exercise price of the total number of shares for which the option is being exercised.

  (b) At all times after the Effective Time, GB&T shall reserve for issuance such number of GB&T Common Stock as shall be necessary to permit the exercise of HTB Villa Rica Options in the manner contemplated by this Agreement.  At or prior to, or at the election of GB&T within a reasonable time (not to exceed 30 days) after, the Effective Time, GB&T shall file a Registration Statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate form), with respect to the GB&T Common Stock subject to the HTB Villa Rica Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the HTB Villa Rica Options remain outstanding.  GB&T shall make any filings required under any applicable state securities laws to qualify the GB&T Common Stock subject to such HTB Villa Rica Options for resale thereunder.

  3.5 Dissenting Shareholders.  Any holder of shares of HTB Villa Rica Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Article 13 of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of the GBCC; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and has surrendered to GB&T the certificate or certificates representing shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of HTB Villa Rica fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, GB&T shall issue and deliver the consideration to which such holder of shares of HTB Villa Rica Common Stock is entitled under this Article III (withoutinterest) upon surrender by such holder of the certificate or certificates representing shares of HTB Villa Rica Common Stock held by such holder.

  3.6 Fractional Shares.  Notwithstanding any other provision of this Agreement, each holder of shares of HTB Villa Rica Common Stock exchanged pursuant to the Merger, or of options to purchase shares of HTB Villa Rica Common Stock, who would otherwise have been entitled to receive a fraction of a share of GB&T Common Stock or the right to purchase a fraction of a share (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of GB&T Common Stock multiplied by $17.00.  No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

ARTICLE IV
EXCHANGE OF SHARES

  4.1 Exchange Procedures. Promptly after the Effective Time, GB&T and the Surviving Bank shall cause the exchange agent selected by GB&T (the "Exchange Agent") to mail to the former holders of HTB Villa Rica Common Stock appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of HTB Villa Rica Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent).  After the Effective Time, each holder of shares of HTB Villa Rica Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or shares as to which dissenters' rights have been perfected as provided in Section 3.5 of this Agreement) issued and outstanding at the Effective Time, shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 and 3.6 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon)pursuant to Section 4.2 of this Agreement.  Neither GB&T nor the Exchange Agent shall be obligated to deliver the consideration to which any former holder of HTB Villa Rica Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of HTB Villa Rica Common Stock for exchange, as provided in this Section 4.1 or appropriate affidavits and indemnity agreements in the event such share certificates have been lost, mutilated, or destroyed. The certificate or certificates of HTB Villa Rica Common Stock so surrendered shall be duly endorsed as GB&T may require. Any other provision of this Agreement notwithstanding, neither GB&T nor the Exchange Agent shall be liable to a holder of HTB Villa Rica Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

  4.2 Rights of Former HTB Villa Rica Shareholders.  The stock transfer books of HTB Villa Rica shall be closed as to holders of HTB Villa Rica Common Stock immediately prior to the Effective Time and no transfer of HTB Villa Rica Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of HTB Villa Rica Common Stock (other than shares to be canceled pursuant to Section 3.3 or shares as to which dissenters' rights have been perfected as provided in Section 3.5 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 and 3.6 of this Agreement in exchange therefor.  To the extent permitted by Law, former holders of record of HTB Villa Rica Common Stock shall be entitled to vote after the Effective Time at any meeting of GB&T shareholders the number of whole shares of GB&T Common Stock into which their respective shares of HTB Villa Rica Common Stock are converted, regardless of whether such holders have exchanged their certificates representing HTB Villa Rica Common Stock for certificates representing GB&T Common Stock in accordance with the provisions of this Agreement.  Whenever a dividend or other distribution is declared by GB&T on the GB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of GB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of HTB Villa Rica Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such HTB Villa Rica Common Stock certificate, both GB&T Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF HTB VILLA RICA

  HTB Villa Rica hereby represents and warrants to GB&T as follows:

  5.1 Organization, Standing, and Power. HTB Villa Rica is a banking corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia.  HTB Villa Rica has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets.  HTB Villa Rica is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on HTB Villa Rica.

  5.2 Authority; No Breach By Agreement.

  (a) HTB Villa Rica has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of HTB Villa Rica, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of HTB Villa Rica Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by HTB Villa Rica. Subject to such requisite shareholder approval, this Agreement represents a legal, valid and binding obligation of HTB Villa Rica, enforceable against HTB Villa Rica in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

  (b) Neither the execution and delivery of this Agreement by HTB Villa Rica, nor, except as described in Section 5.2 of the HTB Villa Rica Disclosure Memorandum,  the consummation by HTB Villa Rica of the transactions contemplated hereby, nor compliance by HTB Villa Rica with any of the provisions hereof will (i) conflict with or result in a breach of any provision of HTB Villa Rica's Articles of Incorporation or Bylaws, or (ii) to the Knowledge of HTB Villa Rica subject to the receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of HTB Villa Rica under, any Contract or Permit of HTB Villa Rica, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on HTB Villa Rica, or (iii) to the Knowledge of HTB Villa Rica subject to receipt of the requisite approvals referred to in Section 9.1 (b) of this Agreement, violate any Law or Order applicable to HTB Villa Rica or any of its respective Assets.

  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASDAQ, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on HTB Villa Rica, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by HTB Villa Rica of the Merger and the other transactions contemplated in this Agreement.

5.3 Capital Stock.

  (a) The authorized capital stock of HTB Villa Rica consists of 2,000,000 shares of HTB Villa Rica Common Stock, of which _______ shares are issued and outstanding as of the date of this Agreement and except for shares issued pursuant to options outstanding on the date hereof, not more than _______  shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of HTB Villa Rica are duly and validly issued and outstanding and are fully paid and nonassessable under the FICG. None of the outstanding shares of capital stock of HTB Villa Rica have been issued in violation of any preemptive rights of the current or past shareholders of HTB Villa Rica.

  (b) Except as set forth in Section 5.3 of this Agreement, or as disclosed in Section 5.3 of the HTB Villa Rica Disclosure Memorandum, there are no shares of capital stock or other equity securities of HTB Villa Rica outstanding and no outstanding Rights relating to the capital stock of HTB Villa Rica.

  5.4 HTB Villa Rica Subsidiaries.  HTB Villa Rica has disclosed in Section 5.4 of the HTB Villa Rica Disclosure Memorandum all of the HTB Villa Rica Subsidiaries as of the date of this Agreement.

  5.5 Financial Statements.  HTB Villa Rica has included in Section 5.5 of the HTB Villa Rica Disclosure Memorandum copies of all HTB Villa Rica Financial Statements for periods ended prior to the date hereof and will deliver to GB&T copies of all HTB Villa Rica Financial Statements prepared subsequent to the date hereof.  The HTB Villa Rica Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of HTB Villa Rica, which are or will be, as the case may be, complete and correct in all Material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be and in all Material respects, fairly the consolidated financial position of HTB Villa Rica as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of HTB Villa Rica for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material in amount or effect).

  5.6 Absence of Undisclosed Liabilities.  HTB Villa Rica has no Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on HTB Villa Rica except (i) Liabilities which are accrued or reserved against in the consolidated balance sheets of HTB Villa Rica as of December 31, 2001,  included in the HTB Villa Rica Financial Statements or reflected in the notes thereto.  HTB Villa Rica has not incurred or paid any Liability since December 31, 2001, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on HTB Villa Rica.

  5.7 Absence of Certain Changes or Events.  Since December 31, 2001, except as disclosed in Section 5.7 of the HTB Villa Rica Disclosure Memorandum and to the knowledge of HTB Villa Rica, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on HTB Villa Rica, and (b) HTB Villa Rica has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of HTB Villa Rica provided in Article VII of this Agreement and which would likely have a Material Adverse Effect on HTB Villa Rica.

  5.8 Tax Matters.

  (a) All Tax returns required to be filed by or on behalf of HTB Villa Rica have been timely filed or requests for extensions have been timely filed, granted, and have not expired, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on HTB Villa Rica, and all returns filed are complete and accurate in all Material respects to the Knowledge of HTB Villa Rica. All Taxes shown on filed returns have been paid or adequate provision for the payment thereof has been made. As of the date of this Agreement, to the Knowledge of HTB Villa Rica, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on HTB Villa Rica, except as reserved against in the HTB Villa Rica Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8(a) of the HTB Villa Rica Disclosure Memorandum.  All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

  (b) Except as disclosed in Section 5.8(b) of the HTB Villa Rica Disclosure Memorandum,  HTB Villa Rica has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to HTB Villa Rica, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on HTB Villa Rica.

  (c) To the Knowledge of HTB Villa Rica, adequate provision for any Taxes due or to become due for HTB Villa Rica for the period or periods through and including the date of the respective HTB Villa Rica Financial Statements has been made and is reflected on such HTB Villa Rica Financial Statements.

  (d) Deferred Taxes of HTB Villa Rica has been provided for in accordance with GAAP.

  (e) To the Knowledge of HTB Villa Rica,  HTB Villa Rica is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on HTB Villa Rica.

  5.9 Allowance for Possible Loan Losses. Subject to adjustments required under Section 7.1 hereof loan loss reserve at or prior to the Closing Date, the allowance for possible loan or credit losses (the "Allowance") shown on the balance sheet of HTB Villa Rica included in the most recent HTB Villa Rica Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheet of HTB Villa Rica included in the HTB Villa Rica Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate to the Knowledge of HTB Villa Rica (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of HTB Villa Rica and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by HTB Villa Rica as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on HTB Villa Rica.

  5.10  Assets.  Except as disclosed in Section 5.10 of the HTB Villa Rica Disclosure Memorandum or as disclosed or reserved against in the HTB Villa Rica Financial Statements, HTB Villa Rica has good and marketable title, and to the Knowledge of HTB Villa Rica, free and clear of all Liens, to all of its respective Assets indicated as owned  as of the date of the respective HTB Villa Rica Statement.  All Material tangible properties used in the businesses of HTB Villa Rica are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with HTB Villa Rica's past practices.  All Assets which are Material to the business of HTB Villa Rica and held under leases or subleases by HTB Villa Rica are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.  The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of HTB Villa Rica provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which HTB Villa Rica is a named insured are reasonably sufficient.  The Assets of HTB Villa Rica include all assets required to operate the business of HTB Villa Rica as presently conducted.

  5.11 Environmental Matters.  Except as disclosed in Section 5.11 of the HTB Villa Rica Disclosure Memorandum:

  (a) To the Knowledge of HTB Villa Rica, HTB Villa Rica, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for noncompliance which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on HTB Villa Rica.

  (b) There is no Litigation pending or to the Knowledge of HTB Villa Rica threatened before any court, governmental agency or authority or other forum in which HTB Villa Rica, or to the Knowledge of HTB Villa Rica, any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance with any Environmental Law or (ii) relating to the release into the Environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by HTB Villa Rica or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened the resolution of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on HTB Villa Rica, and to the Knowledge of HTB Villa Rica, there is no reasonable basis for any such Litigation.

  (c) To the Knowledge of HTB Villa Rica, there have been no releases of Hazardous Material in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on HTB Villa Rica.

  (d) To the Knowledge of HTB Villa Rica, HTB Villa Rica has not participated or engaged in or undertaken any activities that would cause or result in the limitation of the availability of any exemption to liability provided by the Asset Conservation, Lender Liability and Deposit Insurance Act of 1996, 42 U.S.C. § 2501 et. seq, the Underground Storage Tank Lender Liability Exemption, Resource Conservation and Recovery Act, 42 U.S.C. § 9003(h)(9) and all implementing regulations and state counterparts of such acts.

  5.12 Compliance with Laws.  To the Knowledge of HTB Villa Rica, HTB Villa Rica  has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on HTB Villa Rica, and, to the Knowledge of HTB Villa Rica, there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on HTB Villa Rica.  Except as disclosed in Section 5.12 of the HTB Villa Rica Disclosure Memorandum,  HTB Villa Rica:

  (a) to the Knowledge of HTB Villa Rica, is not in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on HTB Villa Rica; and

  (b) to the Knowledge of HTB Villa Rica, has not received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that HTB Villa Rica is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on HTB Villa Rica, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on HTB Villa Rica, or (iii) requiring HTB Villa Rica to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

  5.13 Labor Relations.  HTB Villa Rica is not the subject of any Litigation asserting that it  has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving HTB Villa Rica, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving HTB Villa Rica's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

  5.14 Employee Benefit Plans.

  (a) HTB Villa Rica has disclosed in Section 5.14 of the HTB Villa Rica Disclosure Memorandum and delivered or made available to GB&T prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by HTB Villa Rica or any Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "HTB Villa Rica Benefit Plans").  Any of the HTB Villa Rica Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "HTB Villa Rica ERISA Plan."  Each HTB Villa Rica ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "HTB Villa Rica Pension Plan."  No HTB Villa Rica Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

  (b) To the Knowledge of HTB Villa Rica, all HTB Villa Rica Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on HTB Villa Rica. Each HTB Villa Rica ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service or is a prototype plan not required to obtain a determination letter, or HTB Villa Rica has submitted or intends to submit a request for a determination letter within the applicable remedial amendment period.  To the Knowledge of HTB Villa Rica, there are no existing circumstances likely to result in revocation of any such favorable determination or in the failure of the Internal Revenue Service to issue such determination letter.  To the Knowledge of HTB Villa Rica, neither HTB Villa Rica  nor any other party has engaged in a transaction with respect to any HTB Villa Rica Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject HTB Villa Rica to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on HTB Villa Rica.

  (c) Neither HTB Villa Rica nor any ERISA Affiliate of HTB Villa Rica maintains an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

  (d) Neither HTB Villa Rica nor any ERISA Affiliate of HTB Villa Rica has any past, present or future obligation or liability to contribute to any multi-employer plan, as defined in Section 3(37) of ERISA.

  (e) Except as disclosed in Section 5.14(e) of the HTB Villa Rica Disclosure Memorandum, (i)  HTB Villa Rica  has no obligations for retiree health and life benefits under any of the HTB Villa Rica Benefit Plans, except as required by Section 601 of ERISA and Section 4980B of the Code; and (ii) any amendment or termination of any such Plan will not cause HTB Villa Rica to incur any Liability that is reasonably likely to have a Material Adverse Effect on HTB Villa Rica.

  (f) Except as disclosed in Section 5.14(f) of the HTB Villa Rica Disclosure Memorandum, neither the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of HTB Villa Rica from HTB Villa Rica under any HTB Villa Rica Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any HTB Villa Rica Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

  (g) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of HTB Villa Rica and their respective beneficiaries have been fully reflected on the HTB Villa Rica Financial Statements to the extent required by and in accordance with GAAP, in all Material respects.

  (h) To the Knowledge of HTB Villa Rica, HTB Villa Rica and each ERISA Affiliate of HTB Villa Rica has complied with the continuation of coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608 in a manner that will not cause HTB Villa Rica to incur any Liability that is reasonably likely to have a Material Adverse Effect on HTB Villa Rica.

  (i) Except as disclosed in Section 5.14(i) of the HTB Villa Rica Disclosure Memorandum, neither HTB Villa Rica nor any ERISA Affiliate of HTB Villa Rica is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Section 280G(b) of the Internal Revenue Code (determined without regard to Section 280G(b)(2)(A)(ii) of the Internal Revenue Code).

  (j) Other than routine claims for benefits, to the Knowledge of HTB Villa Rica, there are no actions, audits, investigations, suits or claims pending against any HTB Villa Rica Benefit Plan, any trust or other funding agency created thereunder, or against any fiduciary of any HTB Villa Rica Benefit Plan or against the assets of any HTB Villa Rica Benefit Plan.

  5.15 Material Contracts.  Except as disclosed in Section 5.15 of the HTB Villa Rica Disclosure Memorandum or otherwise reflected in the HTB Villa Rica Financial Statements,  HTB Villa Rica is not a party to, nor is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, excluding "at will" employment arrangements, (b) any Contract relating to the borrowing of money by HTB Villa Rica or the guarantee by HTB Villa Rica of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (c) any Contracts between or among HTB Villa Rica Companies, and (d) any other Contract (excluding this Agreement) or amendment thereto that is required to be filed as an Exhibit to a Form 10-KSB or Form 10-QSB filed by HTB Villa Rica with the FDIC as of the date of this Agreement that has not been filed as an exhibit to any HTB Villa Rica a Form 10-KSB or 10-QSB filed with the FDIC (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "HTB Villa Rica Contracts").  HTB Villa Rica is not in Default under any HTB Villa Rica Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on HTB Villa Rica. All of the indebtedness of HTB Villa Rica for money borrowed (referred to in Section 5.15(b)) is prepayable at any time by HTB Villa Rica  without penalty or premium except as disclosed in the HTB Villa Rica Disclosure Memorandum.

  5.16  Legal Proceedings.  Except as disclosed in Section 5.16 of the HTB Villa Rica Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of HTB Villa Rica, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against HTB Villa Rica, or against any Asset, interest, or right of it, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on HTB Villa Rica, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against HTB Villa

Rica, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on HTB Villa Rica.

  5.17 Reports.  Since December 31, 2001,  HTB Villa Rica  has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the Regulatory Authorities, and (b) any applicable federal and state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on HTB Villa Rica).  As of their respective dates, each of such reports and documents, including the financial statements, Exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.  As of its respective date, each such report and document to HTB Villa Rica's knowledge did not, in any Material respect, contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  5.18 Statements True and Correct.  To the Knowledge of HTB Villa Rica, no statement, certificate, instrument or other writing furnished or to be furnished by HTB Villa Rica or any Affiliate thereof to GB&T pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not Materially misleading.  To the Knowledge of HTB Villa Rica, none of the information supplied or to be supplied by HTB Villa Rica or any Affiliate thereof for inclusion in the Registration Statement to be filed by GB&T with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading.  To the Knowledge of HTB Villa Rica, none of the information supplied or to be supplied by HTB Villa Rica or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to HTB Villa Rica's shareholders in connection with the HTB Villa Rica Shareholders' Meeting, and any other documents to be filed by HTB Villa Rica or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of HTB Villa Rica, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the HTB Villa Rica Shareholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the HTB Villa Rica Shareholders' Meeting.  All documents that HTB Villa Rica or any Affiliate thereof are responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

  5.19 Accounting, Tax and Regulatory Matters.  Neither HTB Villa Rica nor any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for  treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or

(b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section.  To the Knowledge of HTB Villa Rica, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).

  5.20 Charter Provisions.  HTB Villa Rica  has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of HTB Villa Rica or restrict or impair the ability of GB&T to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of HTB Villa Rica that may be acquired or controlled by it.

  5.21 State Anti-Takeover Laws.  HTB Villa Rica  has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Georgia including those laws contained within Sections 14-2-1110 et seq. and 14-2-1131 et seq. of the GBCC.

  5.22 HTB Villa Rica Disclosure Memorandum.   HTB Villa Rica has delivered to GB&T a memorandum (the “HTB Villa Rica Disclosure Memorandum”) containing certain information regarding HTB Villa Rica as indicated at various places in this Agreement.  All information set forth in the HTB Villa Rica Disclosure Memorandum shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of HTB Villa Rica under this Article 5.  The information contained in the HTB Villa Rica Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article 5 and the covenants in Article 5 to the extent applicable.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF GB&T

  GB&T hereby represents and warrants to HTB Villa Rica as follows:

  6.1 Organization, Standing, and Power.  GB&T is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act and under Georgia law.  GB&T has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets.  GB&T is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

  6.2 Authority; No Breach By Agreement.

  (a) Subject to the actions required for listing by NASDAQ of the shares to be issued to HTB Villa Rica shareholders, GB&T has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary  corporate action in respect thereof on the part of GB&T. This Agreement represents a legal, valid and binding obligation of GB&T, enforceable against GB&T in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

  (b) Except as described in Section 6.2 of the GB&T Disclosure Memorandum, neither the execution and delivery of this Agreement by GB&T, nor the consummation by GB&T of the transactions contemplated hereby, nor compliance by GB&T with any of the provisions hereof will (i) conflict with or result in a breach of any provision of GB&T's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any GB&T Company under, any Contract or Permit of any GB&T Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any GB&T Company or any of their respective Assets.

  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASDAQ, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by GB&T of the Merger and the other transactions contemplated in this Agreement.

  6.3 Capital Stock.

  (a) The authorized capital stock of GB&T consists of 10,000,000 shares of GB&T Common Stock, of which ___________ shares were issued and outstanding as of the date of this Agreement.  All of the issued and outstanding shares of GB&T Common Stock are, and all of the shares of GB&T Common Stock to be issued in exchange for shares of HTB Villa Rica Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC.  None of the outstanding shares of GB&T Common Stock have been, and none of the shares of GB&T Common Stock to be issued in exchange for shares of HTB Villa Rica Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of GB&T.

  (b) [Reserved]

  (c) Except as set forth in Sections 6.3(a) of this Agreement, or as disclosed in Section 6.3(c) of the GB&T Disclosure Memorandum, there are no other shares of capital stock or other equity securities of GB&T outstanding and no outstanding Rights relating to the capital stock of GB&T.

  6.4 GB&T Subsidiaries.  GB&T has disclosed in Section 6.4 of the GB&T Disclosure Memorandum all of the GB&T Subsidiaries as of the date of this Agreement.  Except as disclosed in Section 6.4 of the GB&T Disclosure Memorandum, GB&T owns all of the issued and outstanding shares of capital stock of each GB&T Subsidiary.  No equity securities of any GB&T Subsidiary are or may become required to be issued (other than to another GB&T Company) by reason of any Rights, and there are no Contracts by which any GB&T Subsidiary is bound to issue (other than to another GB&T Company) additional shares of its capital stock or Rights, or by which any GB&T Company is or may be bound to transfer any shares of the capital stock of any GB&T Subsidiary (other than to another GB&T Company). There are no Contracts relating to the rights of any GB&T Company to vote or to dispose of any shares of the capital stock of any GB&T Subsidiary. All of the shares of capital stock of each GB&T Subsidiary held by a GB&T Company are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by GB&T free and clear of any Lien.  Each GB&T Subsidiary is either a bank, a savings association, a corporation or a limited liability company and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted.  Each GB&T Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.  Each GB&T Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.

  6.5 Financial Statements.  GB&T has included in Section 6.5 of the GB&T Disclosure Memorandum copies of all GB&T Financial Statements for periods ended prior to the date hereof and will deliver to HTB Villa Rica copies of all GB&T Financial Statements prepared subsequent to the date hereof.  The GB&T Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of the GB&T Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the GB&T Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the GB&T Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material in amount or effect).

  6.6 Absence of Undisclosed Liabilities.   No GB&T Company has any

Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, except Liabilities which are accrued or reserved against in the consolidated balance sheets of GB&T as of December 31, 2001, included in the GB&T Financial Statements or reflected in the notes thereto.  No GB&T Company has incurred or paid any Liability since December 31,  2001, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

  6.7 Absence of Certain Changes or Events.  Since December 31, 2001, except as disclosed in Section 6.7 of the GB&T Disclosure Memorandum,

(a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, and (b) the GB&T Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of GB&T provided in Article VII of this Agreement.

  6.8 Tax Matters.

  (a) All Tax returns required to be filed by or on behalf of any of the GB&T Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on GB&T, and all returns filed are complete and accurate to the Knowledge of GB&T. All Taxes shown on filed returns have been paid or adequate provision for payment thereof has been made. As of the date of this Agreement, to the Knowledge of GB&T, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on GB&T, except as reserved against in the GB&T Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.8(a) of the GB&T Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

  (b) Except as disclosed in Section 6.8(b) of the GB&T Disclosure Memorandum, none of the GB&T Companies has executed an extension or waiver of  any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any GB&T Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

  (c) Adequate provision for any Taxes due or to become due for any of the GB&T Companies for the period or periods through and including the date of the respective GB&T Financial Statements has been made and is reflected on such GB&T Financial Statements.

  (d) Deferred Taxes of the GB&T Companies have been provided for in accordance with GAAP.

  (e) Each of the GB&T Companies is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

  6.9 Allowance for Possible Loan Losses.  The Allowance shown on the consolidated balance sheets of GB&T included in the most recent GB&T Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of GB&T included in the GB&T Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the GB&T Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the GB&T Companies as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on GB&T.

  6.10 Assets.  Except as disclosed in Section 6.10 of the GB&T Disclosure Memorandum or as disclosed or reserved against in the GB&T Financial Statements, the GB&T Companies have good and marketable title free and clear of all Liens, to all of their respective Assets indicated as owned by the respective GB&T Company as of the date of the respective GB&T statement.  All Material tangible properties used in the businesses of the GB&T Companies are in good condition, reasonable wear and tear excepted and are usable in the ordinary course of business consistent with GB&T’s past practices.  All Assets which are Material to the business of the GB&T Companies and held under leases or subleases by any of the GB&T Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.  The policies of fire, theft, liability any other insurance maintained with respect to the Assets or businesses of the Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the Companies is a named insured are reasonably sufficient.  The Assets of the Companies include all assets required to operate the business of the Companies as presently conducted.

  6.11 Environmental Matters.  Except as disclosed in Section 6.11 of the GB&T Disclosure Memorandum:

  (a) To the Knowledge of GB&T, each GB&T Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all

Environmental Laws, except for noncompliance which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

  (b) There is no Litigation pending or to the Knowledge of GB&T threatened before any court, governmental agency or authority or other forum in which any GB&T Company or, to the Knowledge of GB&T, any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance with any Environmental Law or (ii) relating to the release into the Environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by any GB&T Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened the resolution of which  is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T and to the Knowledge of GB&T, there is no reasonable basis for any such Litigation.

  (c) To the Knowledge of GB&T, there have been no releases of Hazardous Material in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

  (d) To the Knowledge of GB&T, GB&T has not participated or engaged in or undertaken any activities that would cause or result in the limitation of the availability of any exemption to liability provided by the Asset Conservation, Lender Liability and Deposit Insurance Act of 1996, 42 U.S.C. § 2501 et. seq, the Underground Storage Tank Lender Liability Exemption, Resource Conservation and Recovery Act, 42 U.S.C. §

9003(h)(9) and all implementing regulations and state counterparts of such acts.

  6.12 Compliance with Laws.  Each GB&T Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T. Except as disclosed in Section 6.12 of the GB&T Disclosure Memorandum, no GB&T Company:

  (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T; and

  (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any GB&T Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, or (iii) requiring any GB&T Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

  6.13 Labor Relations.  No GB&T Company is the subject of any Litigation asserting that it or any other GB&T Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other GB&T Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any GB&T Company, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving any GB&T Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

  6.14 Employee Benefit Plans.

  (a)  GB&T has disclosed in Section 6.14 of the GB&T Disclosure Memorandum and delivered or made available to HTB Villa Rica prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any GB&T Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “GB&T Benefit Plan”).  Any of the GB&T Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “GB&T ERISA Plan.”  Each GB&T ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a GB&T Pension Plan.”  No GB&T Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

  (b) All GB&T Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.  Each GB&T ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and GB&T is not aware of any circumstances likely to result in revocation of any such favorable determination letter.  To the Knowledge of GB&T, no GB&T Company nor any other party has engaged in a transaction with respect to any GB&T Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any GB&T Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

  (c) Neither GB&T nor any ERISA Affiliate of GB&T maintains an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

  (d) Neither GB&T nor any ERISA Affiliate of GB&T has any past, present or future obligation or liability to contribute to any multi-employer plan, as defined in Section 3(37) of ERISA.

  (e) Except as disclosed in Section 6.14(e) of the GB&T Disclosure Memorandum, (i) no GB&T Company has any obligations for retiree health and life benefits under any of the GB&T Benefit Plans, except as required by Section 601 of ERISA and Section 4980B of the Code; and (ii) any amendment or termination of any such Plan will not cause any GB&T Company to incur any Liability that is reasonably likely to have a Material Adverse Effect on GB&T.

  (f) Except as disclosed in Section 6.14(f) of the GB&T Disclosure Memorandum, neither the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any GB&T Company from any GB&T Company under any GB&T Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any GB&T Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

  (g) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any GB&T Company and their respective beneficiaries have been fully reflected on the GB&T Financial Statements to the extent required by and in accordance with GAAP.

  (h) GB&T and each ERISA Affiliate of GB&T has complied with the continuation of coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608 in a manner that will not cause any GB&T Company to incur any Liability that is reasonably likely to have a Material Adverse Effect on GB&T.

  (i) Except as disclosed in Section 6.14(i) of the GB&T Disclosure Memorandum, neither GB&T nor any ERISA Affiliate of GB&T is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a “parachute payment,” as defined in Section 280G(b) of the Internal Revenue Code (determined without regard to Section

280G(b) (2) (A) (ii) of the Internal Revenue Code).

  (j) Other than routine claims for benefits, to the Knowledge of GB&T, there are no actions, audits, investigations, suits or claims pending against any GB&T Benefit Plan, any trust or other funding agency created thereunder, or against any fiduciary of any GB&T Benefit Plan or against the assets of any GB&T Benefit Plan.

  6.15 Material Contracts.  Except as disclosed in Section 6.15 of the GB&T Disclosure Memorandum or otherwise reflected in the GB&T Financial Statements, none of the GB&T Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any Contract relating to the borrowing of money by any GB&T Company or the guarantee by any GB&T Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (b) any other Contract (excluding this Agreement) or amendment thereto that is required to be filed as an Exhibit to a Form 10-K or Form 10-Q filed by GB&T with the SEC as of the date of this Agreement that has not been filed as an Exhibit to any GB&T Form 10-K or 10-Q filed with the SEC (the "GB&T Contracts").  None of the GB&T Companies is in Default under any GB&T Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

  6.16 Legal Proceedings.  Except as disclosed in Section 6.16 of the GB&T Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of GB&T, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any GB&T Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any GB&T Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

  6.17 Reports.  Except as disclosed in the GB&T Disclosure Memorandum since January 1, 1999, each GB&T Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the SEC, including, but not limited to, Forms 10-KSB, Forms 10-QSB, Forms 8-K, and Proxy Statements, (b) other Regulatory Authorities, and (c) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T). As of their respective dates, each of such reports and documents, including the financial statements, Exhibits, and schedules thereto, complied in all Material respect with all applicable Laws.  As of its respective date, each such report and document to GB&T's Knowledge did not, in any Material respects, contain any untrue statement of a material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

  6.18 Statements True and Correct.  No statement, certificate, instrument or other writing furnished or to be furnished by any GB&T Company or any Affiliate thereof to HTB Villa Rica pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any GB&T Company or any Affiliate thereof are responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

  6.19 Accounting, Tax and Regulatory Matters.  No GB&T Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for  treatment as a reorganization within the meaning of Section

368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement.  To the Knowledge of GB&T, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).

  6.20 Charter Provisions.  Each GB&T Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any GB&T Company or restrict or impair the ability of GB&T to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any GB&T Company that may be acquired or controlled by it.

  6.22 GB&T Disclosure Memorandum.  GB&T has delivered to HTB Villa Rica a memorandum (the “GB&T Disclosure Memorandum”) containing certain information regarding GB&T as indicated at various places in this Agreement.  The information contained in the GB&T Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article 6 and the covenants in Article 6 to the extent applicable.

ARTICLE VII
CONDUCT OF BUSINESS PENDING CONSUMMATION

  7.1 Affirmative Covenants of HTB Villa Rica.  Unless the prior written consent of GB&T shall have been obtained, and except as otherwise contemplated herein or disclosed in the HTB Villa Rica Disclosure Memorandum, HTB Villa Rica shall, and shall cause each of its Subsidiaries, from the date of this Agreement until the Effective Time or termination of this Agreement:

  (a) to operate its business in the usual, regular and ordinary course;

  (b) to preserve intact its business organization and Assets and maintain its rights and franchises;

  (c) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and

  (d) to take no action which would reasonably be expected to (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement, and

  (e) to make such appropriate accounting entries in its books and records and take such other actions as GB&T, in its sole discretion, deems to be required by GAAP, or which GB&T otherwise deems to be necessary, appropriate or desirable in anticipation of the Merger, including without limitation additional provisions to HTB Villa Rica Loan Loss Reserve or accruals or the creation of reserves for employee benefit and Merger-related expenses; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by HTB Villa Rica and GB&T, HTB Villa Rica shall not be required to make any such accounting entries until immediately prior to the Closing; and further provided, however, that any such entry made as a result of such a request by GB&T shall not itself constitute a breach by HTB Villa Rica of any representation, warranty or covenant made or required of HTB Villa Rica.

  (f) to make such appropriate accounting entries in its book and records and take such other actions as GB&T deems to be necessary, appropriate or desirable to charge-off any Loans on HTB Villa Rica’s books, or any portion thereof, that GB&T, in its sole discretion, considers to be losses or that GB&T otherwise believes, in good faith, are required to be charged off pursuant to applicable banking regulations, GAAP or otherwise, or that otherwise would be charged-off by GB&T after the Effective Time in accordance with its Loan administration and charge-off policies and procedures; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by HTB Villa Rica and GB&T, HTB Villa Rica shall not be required to make any such accounting entries or take any such actions until immediately prior to the closing; and further provided, however, that any such entry made as a result of such a request by GB&T shall not itself constitute a breach by HTB Villa Rica of any representation, warranty or covenant made or required of HTB Villa Rica in this Agreement.

  7.2 Negative Covenants of HTB Villa Rica.  Except as disclosed in the HTB Villa Rica Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, HTB Villa Rica covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of GB&T, which consent shall not be unreasonably withheld:

  (a) amend the Articles of Incorporation, Bylaws or other governing instruments of HTB Villa Rica, or

  (b) incur any additional debt obligation or other obligation for borrowed money  in excess of an aggregate of $50,000 except in the ordinary course of the business of HTB Villa Rica consistent with past practices (“ordinary course of business” shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of HTB Villa Rica of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, Federal Home Loan Bank advances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the HTB Villa Rica Disclosure Memorandum); or

  (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of HTB Villa Rica, or declare or pay any dividend or make any other distribution in respect of HTB Villa Rica's capital stock except for a regular cash dividend in accordance with past practices (provided, however, that a third quarter dividend shall not be declared by HTB Villa Rica for the third quarter if the HTB Villa Rica shareholders will be eligible for a second quarter dividend from GB&T); or

  (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section

7.2(d) of the HTB Villa Rica Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of or enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any  additional shares of HTB Villa Rica Common Stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

  (e) except as disclosed in Section 7.2(e) of the HTB Villa Rica Disclosure Memorandum, adjust, split, combine or reclassify any capital stock of HTB Villa Rica or issue or authorize the issuance of any other securities in respect of or in substitution for shares of HTB Villa Rica Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of HTB Villa Rica or

(ii) any Asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

  (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities or securities of like maturity or grade or general obligations of states and municipalities, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person; or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control in its fiduciary capacity; or

  (g) grant any increase in compensation or benefits to any employees whose annual salary exceeds $35,000 (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice or previously approved by the Board of Directors of HTB Villa Rica, in each case as disclosed in Section 7.2(g) of the HTB Villa Rica Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the HTB Villa Rica Disclosure Memorandum; enter into or amend any severance agreements with officers of HTB Villa Rica; grant any general increase in compensation to all employees except as disclosed in Section 7.2(g) of the HTB Villa Rica Disclosure Memorandum; grant any increase in fees or other increases in compensation or other benefits to directors of HTB Villa Rica; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

  (h) enter into or amend any employment Contract between HTB Villa Rica and any Person (unless such amendment is required by Law) that HTB Villa Rica does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

  (i) adopt any new employee benefit plan of HTB Villa Rica or make any material change in or to any existing employee benefit plans of HTB Villa Rica other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

  (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

  (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of HTB Villa Rica for money damages in excess of $50,000 or which imposes Material restrictions upon the operations of HTB Villa Rica;

  (l) except in the ordinary course of business, modify, amend or terminate any Material Contract or waive, release, compromise or assign any Material rights or claims; or

  (m) [Reserved]

  7.3 (a)  Affirmative Covenants of GB&T. Unless the prior written consent of HTB Villa Rica shall have been obtained, and except as otherwise contemplated herein or as disclosed in the GB&T Disclosure Memorandum, GB&T shall, and shall cause each of its Subsidiaries to, from the date of this Agreement until the Effective Time or termination of this Agreement:  (a) operate its business in the usual, regular and ordinary course; (b) preserve intact its business organization and Assets and maintain its rights and franchises; (c) use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) take no action which would reasonably be expected to (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

  (b) Negative Covenants of GB&T.  GB&T will not amend its Articles of Incorporation or bylaws, in each case in a manner which is adverse to and discriminates against the holders of HTB Villa Rica Common Stock.

  7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) is reasonably likely to cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

  7.5 Reports.  Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

ARTICLE VII
ADDITIONAL AGREEMENTS

   8.1 Registration Statement; Proxy Statement; Shareholder Approval.

  (a) As soon as reasonably practicable after execution of this Agreement, GB&T shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of GB&T Common Stock upon consummation of the Merger.  HTB Villa Rica shall furnish all information concerning it and the holders of its capital stock as GB&T may reasonably request in connection with such action.

  (b) HTB Villa Rica shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as HTB Villa Rica deems appropriate.

  (c) [Reserved]

  (d) In connection with the HTB Villa Rica Shareholders' Meetings, (i) HTB Villa Rica shall prepare and file with the FDIC on a Proxy Statement and mail it to HTB Villa Rica's  shareholders, (ii) GB&T shall furnish to HTB Villa Rica all information that HTB Villa Rica may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of HTB Villa Rica shall recommend (subject to compliance with the fiduciary duties of the members of the Board of Directors as advised by counsel) to their shareholders the approval of this Agreement and

(iv) the Boards of Directors and officers of  HTB Villa Rica shall use their reasonable efforts to obtain such shareholders' approval (subject to compliance with their fiduciary duties as advised by counsel).

  8.2 Exchange Listing. GB&T shall list, as of the Effective Time, on the NASDAQ the shares of GB&T Common Stock to be issued to the holders of HTB Villa Rica Common Stock pursuant to the Merger.

  8.3 Applications.  GB&T shall promptly prepare and file, and HTB Villa Rica shall cooperate in the preparation and, where appropriate, filing of, applications with the Board of Governors of the Federal Reserve System and the Georgia Department of Banking and Finance seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.  GB&T shall permit HTB Villa Rica to review (and approve with respect to information relating to HTB Villa Rica) such applications prior to filing same and shall provide copies of such applications to HTB Villa Rica and its counsel.

  8.4 Filings with State Offices.  Upon the terms and subject to the conditions of this Agreement, GB&T shall execute and file the Articles of Merger with the Secretary of State of the State of Georgia in connection with the Closing.

  8.5 Agreement as to Efforts to Consummate.  Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by GB&T in connection with the GB&T Common Stock to be issued in the Merger shall not violate this covenant), including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement.  Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement. 8.6 Investigation and Confidentiality.

  (a) Prior to the Effective Time, each Party will keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

  (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement.  If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing information received from the other Party.

  (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

  8.7 Press Releases. Prior to the Effective Time, GB&T and HTB Villa Rica shall agree with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

  8.8 Acquisition Proposals.  Except with respect to this Agreement and the transactions contemplated hereby, neither HTB Villa Rica nor any Affiliate thereof nor any investment banker, attorney, accountant or other representative (collectively, "Representatives") retained by HTB Villa Rica shall directly or indirectly solicit any Acquisition Proposal by any Person.  Except to the extent necessary to comply with the fiduciary duties of HTB Villa Rica's Board of Directors as advised by counsel, neither HTB Villa Rica nor any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but HTB Villa Rica may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel.  HTB Villa Rica shall promptly notify GB&T orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Unless the prior written consent of GB&T is obtained, HTB Villa Rica shall (a) immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (b) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

  8.9 Accounting and Tax Treatment.  Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger to qualify, and to take no action which would cause the Merger not to qualify, for treatment as a  "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

  8.10 Agreement of Affiliates.  HTB Villa Rica has disclosed in Section 8.10 of the HTB Villa Rica Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of HTB Villa Rica for purposes of Rule 145 under the 1933 Act.  HTB Villa Rica shall use its reasonable efforts to cause each such Person to deliver to GB&T and HTB Villa Rica, not later than thirty (30) days after the date of this Agreement, a written agreement, substantially in the form of Exhibit 1, providing that such Person will not sell, pledge, transfer or otherwise dispose of the shares of HTB Villa Rica Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of GB&T Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. GB&T shall be entitled to place restrictive legends upon certificates for shares of GB&T Common Stock issued to Affiliates of HTB Villa Rica pursuant to this Agreement to enforce the provisions of this Section 8.10. GB&T shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of GB&T Common Stock by such Affiliates.

  8.11 Employee Benefits, Contracts and Deferred Compensation Plan.

  (a) Following the Effective Time, GB&T shall provide generally to officers and employees of HTB Villa Rica who continue employment with GB&T or its Subsidiaries following the Effective Time employee benefits under employee benefit plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the GB&T Companies to their similarly situated officers and employees.  For purposes of participation and vesting under such employee benefit plans (including the satisfaction of any waiting periods), the service of the employees of HTB Villa Rica prior to the Effective Time shall be treated as service with a GB&T Company participating in such employee benefit plans, provided that, with respect to any employee benefit plan where the benefits are funded through insurance, the granting of such benefits shall be subject to the consent of the appropriate insurer and may be conditioned upon an employee's participation in a HTB Villa Rica Benefit Plan of the same type immediately prior to the Effective Time.  Each such employee of HTB Villa Rica who continues employment with GB&T shall be given credit for his or her service with HTB Villa Rica prior to the Effective Time for purposes of determining the amount of vacation to which such employee is entitled in accordance with GB&T’s policies following the Effective Time.  GB&T shall waive, under its medical plan, any pre-existing condition exclusion for any HTB Villa Rica employee who continues in employment after the Effective Time and becomes covered under such medical plan, to the extent that such pre-existing condition would have been covered under the comparable HTB Villa Rica employee benefit plan and the individual with the pre-existing condition was covered under such plan.  GB&T shall also provide each HTB Villa Rica employee who continues in employment after the Effective Time with credit for any co-payments and deductibles paid prior to the Effective Time during the year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plan in which such employees may be eligible to participate after the Effective Time.

  (b) GB&T and its Subsidiaries also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts and deferred compensation plans disclosed in Section 8.11 of the HTB Villa Rica Disclosure Memorandum to GB&T between HTB Villa Rica and any current or former director, officer, or employee thereof and all provisions for vested benefits accrued through the Effective Time under the HTB Villa Rica Benefit Plans.

  (i) GB&T acknowledges and agrees that pursuant to the Merger it shall assume and have the obligations and liabilities set out in those certain Employment Agreements described on Exhibit 5 attached hereto (the “Employment Agreement”).  GB&T agrees that its acquisition of HTB Villa Rica as a result of the Merger shall constitute a “Change in Control” of HTB Villa Rica as defined in such agreements.

  (ii) [reserved]

  (iii) [reserved]

  8.12 D&O Insurance Coverage and Indemnification.  Immediately prior to Closing, HTB Villa Rica shall obtain from its regular insurance carrier “tail” coverage for its officers and directors under its current policy terms and conditions, the expense for which shall be paid by HTB Villa Rica, but is pre-approved by GB&T.  Further, GB&T shall assume all liability (to the extent HTB Villa Rica was so liable) for claims for indemnification arising under HTB Villa Rica’s Articles of Incorporation or Bylaws or under any indemnification contract disclosed to GB&T, as existing on March 11, 2002.

ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

  9.1 Conditions to Obligations of Each Party.  The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

  (a) Shareholder Approval.  The shareholders of HTB Villa Rica shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, NASDAQ or by the provisions of any governing instruments.

  (b) Regulatory Approvals.   All Consents of, filings and registrations with, and notifications to all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.  No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

  (c) Consents and Approvals.  Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.  No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

  (d) Registration Statement.  The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of GB&T Common Stock issuable pursuant to the Merger shall have been received.

  (e) Exchange Listing.  The shares of GB&T Common Stock issuable pursuant to the Merger shall have been approved for listing on the NASDAQ.

  (f) Tax Matters.  GB&T and HTB Villa Rica shall have received a written opinion of counsel from Hulsey, Oliver & Mahar, LLP, in form reasonably satisfactory to them (the "Tax Opinion"), to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of HTB Villa Rica Common Stock for GB&T Common Stock will not give rise to gain or loss to the shareholders of HTB Villa Rica with respect to such exchange (except to the extent of any cash received), (iii) neither GB&T nor HTB Villa Rica will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code); and (iv) the assumption by GB&T of HTB Villa Rica Options qualifying as “incentive stock options” under Section 422 of the Internal Revenue Code will satisfy the requirements of Section 424(a) of the Internal Revenue Code and will not constitute a modification of such options under Section 424(h) of the Internal Revenue Code.  In rendering such Tax Opinion, counsel shall be entitled to rely upon representations of officers of GB&T and HTB Villa Rica reasonably satisfactory in form and substance to such counsel.

  (g) Affiliate Agreements.  The Parties shall have received from each affiliate of HTB Villa Rica the affiliates letter referred to in Section 8.10 hereof.

  (h) [Reserved]

  9.2 Conditions to Obligations of GB&T. The obligations of GB&T to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by GB&T pursuant to Section 11.6(a) of this Agreement:

  (a) Representations and Warranties.  For purposes of this Section 9.2(a), the accuracy of the representations and warranties of HTB Villa Rica set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).  The representations and warranties of HTB Villa Rica set forth in Section 5.3 of this Agreement shall be true and correct in all Material respects (except for inaccuracies which are de minimis in amount).  There shall not exist inaccuracies in the representations and warranties of HTB Villa Rica set forth in this Agreement (excluding the representations and warranties set forth in Sections 5.3, 5.19, 5.20 and

5.21) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on HTB Villa Rica; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "Material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

  (b) Performance of Agreements and Covenants.  Each and all of the agreements and covenants of HTB Villa Rica to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

  (c) Certificates.  HTB Villa Rica shall have delivered to GB&T (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections

9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by HTB Villa Rica's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as GB&T and its counsel shall request.

  (d) Opinion of Counsel.  HTB Villa Rica shall have delivered to GB&T an opinion of Kilpatrick Stockton, counsel to HTB Villa Rica, dated as of the Effective Time, in form reasonably satisfactory to GB&T, as to the matters set forth in Exhibit 2 hereto.

  (e) Claims/Indemnification Letters.  Each of the directors and officers of HTB Villa Rica shall have executed and delivered to GB&T letters in substantially the form of Exhibit 3 hereto.

  (f) Litigation.  No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect, nor any action therefor initiated which, in the good faith judgment of the Board of Directors of GB&T, is not in the best interests of the shareholders of GB&T to contest; and there shall not have been instituted or be pending any action or proceeding by any United States federal or state government or governmental agency or instrumentality (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking Material damages in connection with the Merger; or (ii) seeking to prohibit GB&T's or the Surviving Corporation's ownership or operation of all or a Material portion of GB&T's or HTB Villa Rica's business or assets, or compel GB&T or the Surviving Corporation to dispose of or hold separate all or a Material portion of GB&T's or HTB Villa Rica’s business or assets as a result of the Merger, which, in any case, in the reasonable judgment of GB&T based upon a legal opinion from legal counsel, could result in the relief sought being obtained.

  (g) Support Agreements.  Within ten (10) calendar days of the execution of this Agreement, each of the directors of HTB Villa Rica shall have executed and delivered to GB&T a Support Agreement substantially in the form of Exhibit 6 to this Agreement).

  (h) Employment Agreements.  Keith Beckham shall have entered into the Severance Agreement attached hereto as Exhibit 6 and Laura Cross shall have entered into the Severance Agreement attached hereto as Exhibit 7.

  9.3 Conditions to Obligations of HTB Villa Rica.  The obligations of HTB Villa Rica to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by HTB Villa Rica pursuant to Section 11.6(b) of this Agreement:

  (a) Representations and Warranties.  For purposes of this Section 9.3(a), the accuracy of the representations and warranties of GB&T set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).  There shall not exist inaccuracies in the representations and warranties set forth in this Agreement (excluding the representations and warranties set forth in Sections 6.17 and 6.18) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have a Material Adverse Effect on GB&T; provided that, for purposes of this sentence only, those representations and warranties which are qualified by reference to "Material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

  (b) Performance of Agreements and Covenants.  Each and all of the agreements and covenants of GB&T to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

  (c) Certificates.  GB&T shall have delivered to HTB Villa Rica (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by GB&T's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as HTB Villa Rica and its counsel shall request.

  (d) Opinion of Counsel. GB&T shall have delivered to HTB Villa Rica an opinion of Hulsey, Oliver & Mahar, LLP, counsel to GB&T, dated as of the Effective Time, in form reasonably acceptable to HTB Villa Rica, as to matters set forth in Exhibit 4 hereto.

  (e) Litigation.  No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect, nor any action therefor initiated which, in the good faith judgment of the Board of Directors of HTB Villa Rica, is not in the best interests of the shareholders of HTB Villa Rica to contest; and there shall not have been instituted or be pending any action or proceeding by any United States federal or state government or governmental agency or instrumentality

(i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking material damages in connection with the Merger; or

(ii) seeking to prohibit GB&T's or the Surviving Corporation's ownership or operation of all or a material portion of GB&T's or HTB Villa Rica's business or assets, or compel GB&T or the Surviving Corporation to dispose of or hold separate all or a material portion of GB&T's or HTB Villa Rica's business or assets as a result of the Merger, which, in any case, in the reasonable judgment of HTB Villa Rica based upon an opinion from legal counsel, could result in the relief sought being obtained.

ARTICLE X
TERMINATION

  10.1 Termination.  Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of HTB Villa Rica, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

  (a) By mutual consent of the Board of Directors of HTB Villa Rica and the Board of Directors of GB&T; or

  (b) By the Board of Directors of either Party in the event of a Material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of GB&T and Section 9.3(a) of this Agreement in the case of HTB Villa Rica; or

  (c) By the Board of Directors of either Party in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

  (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of HTB Villa Rica fail to vote to approve this Agreement and the transactions contemplated hereby as required by the GBCC at the shareholders' meeting where the transactions were presented to such shareholders for approval and voted upon, or the shareholders of GB&T fail to approve the action required by Section

9.1(a)(2) hereof; or

  (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated on or before November 30, 2002, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

  (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of HTB Villa Rica and Section 9.3(a) in the case of GB&T or in the Material breach of any covenant or other  agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

  (g) By the Board of Directors of either Party on or before five (5) business days following the business day of  receipt of the Disclosure Memorandum of the other Party (which receipt shall not be later than the date of the execution of this Agreement) in the event that such Party, after a review of the Disclosure Memorandum provided by the other Party, determines not to proceed with the Merger as provided in Sections 5.22 and 6.21.

  (h) [reserved]

  10.2 Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that the provisions of this Section 10.2 and Article 11 and Section

8.6(b) of this Agreement shall survive any such termination and abandonment.

  10.3 Non-Survival of Representations and Covenants.  The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles II, III, IV and XI and Sections 8.10, 8.11 and 8.12 of this Agreement.

ARTICLE XI
MISCELLANEOUS

  11.1 Definitions.  Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

  "1933 Act" shall mean the Securities Act of 1933, as amended.

  "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

  "Acquisition Proposal" shall mean any tender offer or exchange offer or any proposal for a merger (other than the Merger), acquisition of all of the stock or Assets of, or other business combination involving HTB Villa Rica or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of HTB Villa Rica or any of its Subsidiaries.

  "Affiliate" of a Person shall mean:  (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in such capacity.

  "Agreement" shall mean this Agreement and Plan of Reorganization, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

  "Allowance" shall have the meaning provided in Section 5.9 of this Agreement.

  "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

  "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

  "Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

  "Closing Date" shall mean the date on which the Closing occurs.

  "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

  "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

  “FDIC” shall mean the Federal Deposit Insurance Corporation.

  "HTB Villa Rica Benefit Plans" shall have the meaning set forth in Section 5.14 of this Agreement.

  "HTB Villa Rica Common Stock" shall mean the $5.00 par value common stock of HTB Villa Rica.

  "HTB Villa Rica Companies" shall mean, collectively, HTB Villa Rica and all HTB Villa Rica Subsidiaries, if any.

  "HTB Villa Rica Disclosure Memorandum" shall mean the written information entitled "HTB Villa Rica Disclosure Memorandum" delivered on or prior to the date of this Agreement to GB&T describing in reasonable detail the matters contained therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

  "HTB Villa Rica Financial Statements" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of HTB Villa Rica as of December 31, 1999, 2000, and 2001, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 1999, 2000, and 2001, included in the HTB Villa Rica Disclosure Memorandum, and (b) the consolidated balance sheets (including related notes and schedules, if any) of HTB Villa Rica and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2001.

  "HTB Villa Rica Options" shall have the meaning set forth in Section 3.4 of this Agreement, if any such options exist.

  "HTB Villa Rica Shareholders' Meeting" shall mean the meeting of the shareholders of HTB Villa Rica to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

  "HTB Villa Rica Stock Plans" shall mean the existing stock options and other stock-based compensation plans of HTB Villa Rica disclosed in Section 5.14 of the HTB Villa Rica Disclosure Memorandum.

  "HTB Villa Rica Subsidiaries" shall mean the subsidiaries, if any, of HTB Villa Rica.

  "Default" shall mean (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

  “Designated Officer” shall be the officer of GB&T and HTB Villa Rica who is designated by their respective Boards of Directors to make such decisions as are specified herein.

  "Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

  "Environment" shall have the meaning specified in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601(8).

  "Environmental Laws" shall mean all Laws pertaining to pollution or protection of the environment and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with primary jurisdiction over pollution or protection of the environment, including, without limitation, the Comprehensive Environmental

Response, Compensation and Liability Act, 42 U.S.C. (S) 9601 et. seq., the Resource, Conservation and Recovery Act, 42 U.S.C. (S) 6901 et. seq., the Toxic Substance Control Act, 15 U.S.C.

(S) 2601, et. seq., and all implementing regulations and state counterparts of such acts.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "ERISA Affiliate" shall refer to a relationship between entities such that the entities would, now or at any time in the past, constitute a "single employer" within the meaning of Section 414 of the Internal Revenue Code.

  "ERISA Plan" shall have the meaning provided in Section 5.14 of this Agreement.

  "Exchange Ratio" shall have the meaning provided in Section 3.4 of this Agreement.

  "Exhibits" 1 through 7, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement.  Such Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

  “FICG” shall mean the Financial Institution Code of Georgia.

  "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

  "GBCC" shall mean the Georgia Business Corporation Code.

  "GB&T Bank" shall mean Gainesville Bank & Trust, a Georgia state-chartered bank and a GB&T Subsidiary.

  "GB&T Common Stock" shall mean the no par value common stock of GB&T.

  "GB&T Companies" shall mean, collectively, GB&T and all GB&T Subsidiaries.

  "GB&T Disclosure Memorandum" shall mean the written information entitled "GB&T Disclosure Memorandum" delivered on or prior to the date of this Agreement to HTB Villa Rica describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

  "GB&T Financial Statements" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of GB&T as of December 31, 1999, 2000, and 2001, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1999, 2000, and 2001, and (b) the consolidated balance sheets (including related notes and schedules, if any) of GB&T and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 2001.

  "GB&T Merger Subsidiary shall mean GB&T Interim Bank, a Georgia bank.

  "GB&T Stock Plans" shall mean the existing stock option and other stock-based compensation plans of GB&T.

  "GB&T Subsidiaries" shall mean the Subsidiaries of GB&T at the Effective Time.

  "Georgia Articles of Merger" shall mean the Articles of Merger to be executed by HTB Villa Rica and GB&T Merger Subsidiary and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.1 of this Agreement.

  "Hazardous Material" shall mean any substance which is a "hazardous substance" or "toxic substance" as defined in the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. (S)9601 et seq., or any other substance or material defined, designated, classified or regulated as hazardous or toxic under any Environmental Law, specifically including asbestos requiring abatement, removal or encapsulation pursuant to the requirements of Environmental Laws of polychlorinated biphenyls, and petroleum and petroleum products).

  "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

  "Proxy Statement" shall mean the proxy statement used by HTB Villa Rica to solicit the approval of its respective shareholders of the transactions contemplated by this Agreement.

  "Knowledge"  as used with respect to a Person shall mean the knowledge after due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, or any Senior or Executive Vice President of such Person.

  "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

  "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

  "Lien" shall mean any conditional sale agreement, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever on, or with respect to, any property or property interest, other than (i) Liens for current property Taxes not yet due and payable; (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and (iii) other Liens incurred in the ordinary course of the banking business.

  "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities other than the violations of law section from such reports.

  "Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

  "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

  "Material Adverse Effect" on a Party shall mean an event, change or occurrence which has a material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of

(w) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (x) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (y) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, or (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

  "Merger" shall mean the merger of HTB Villa Rica with and into GB&T Merger Subsidiary referred to in Section 1.1 of this Agreement.

  “NASDAQ” shall mean the National Association of Security Dealers Automated Quotation System.

  "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

  "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

  "Party" shall mean either GB&T or HTB Villa Rica, and "Parties" shall mean both GB&T and HTB Villa Rica.

  "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, Liabilities, or business.

  "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

  "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by GB&T under the 1933 Act with respect to the shares of GB&T Common Stock to be issued to the shareholders of HTB Villa Rica in connection with the transactions contemplated by this Agreement and which shall include the Joint Proxy Statement.

  "Regulatory Authorities" shall mean, collectively if applicable, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

  "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

  "SEC" shall mean the United States Securities and Exchange Commission.

  "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

  "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

  "Subsidiaries" shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

  "Support Agreements" shall mean the various Support Agreements, each in substantially the form of Exhibit 6 to this Agreement.

  "Surviving Bank" shall mean GB&T Interim Bank as the surviving bank resulting from the Merger.

  "Taxes" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, assessments, charges, fares or impositions, including interest, penalties and additions imposed thereon or with respect thereto.

  “HTB Villa Rica” shall mean Home Town Bank of Villa Rica, a Georgia state-chartered bank.

  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

  11.2 Expenses.

  (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.  HTB Villa Rica agrees that it will pay one half of the filing fees with the Regulatory Authorities and the SEC if the Merger is rejected by the HTB Villa Rica Shareholders.

  (b) Notwithstanding the provisions of Section 11.2(a) of this Agreement, if for any reason this Agreement is terminated pursuant to Sections 10.1(b) or 10.1(c) of this Agreement, the breaching Party agrees to pay the non-breaching Party an amount equal to the reasonable and documented fees and expenses incurred by such non-breaching Party in connection with the examination and investigation of the breaching Party, the preparation and negotiation of this Agreement and related agreements, regulatory filings and other documents related to the transactions contemplated hereunder, including, without limitation, fees and expenses of investment banking consultants, accountants, attorneys and other agents.  Final settlement with respect to payment of such fees and expenses shall be made within thirty (30) days after the termination of this Agreement.  This Section 11.2(b) shall be the non-breaching Party's sole and exclusive remedy for actionable breach by the breaching Party under this Agreement.

  11.3 Brokers and Finders.  Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby, other than as identified in Section 11.3 of each party’s Disclosure Memorandum. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by GB&T or HTB Villa Rica, each of GB&T and HTB Villa Rica, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

  11.4 Entire Agreement.  Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.  Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.10 of this Agreement.

  11.5 Amendments.  To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of HTB Villa Rica Common Stock, there shall be made no amendment that pursuant to the GBCC requires further approval by such shareholders without the further approval of such shareholders.

  11.6 Waivers.

  (a) Prior to or at the Effective Time, GB&T, acting through its Board of Directors, chief executive officer or Designated Officer, shall have the right to waive any Default in the performance of any term of this Agreement by HTB Villa Rica, to waive or extend the time for the compliance or fulfillment by HTB Villa Rica of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of GB&T under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing and signed by a duly authorized officer of GB&T.

  (b) Prior to or at the Effective Time, HTB Villa Rica, acting through its Board of Directors, chief executive officer or Designated Officer, shall have the right to waive any Default in the performance of any term of this Agreement by GB&T, to waive or extend the time for the compliance or fulfillment by GB&T of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of HTB Villa Rica under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing and signed by a duly authorized officer of HTB Villa Rica.

  (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

  11.7 Assignment.  Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

  11.8 Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

  GB&T:   GB&T Bancshares, Inc.

     P. O. Box 2760
              500 Jesse Jewell Parkway
             Gainesville, GA 30501
             Telecopy No: 770-532-3663

   Attn: Richard A. Hunt
             President

Copy to Counsel:  Hulsey, Oliver & Mahar, LLP

     200 E. E. Butler Parkway
               P. O. Box 1457
              Gainesville, GA 30503
              Telecopy No: 770-532-6822

   Attention: Samuel L. Oliver, Esq.

HTB Villa Rica:   Home Town Bank of Villa Rica

     1849 Carrollton/Villa Rica Highway
              Villa Rica, Georgia  30180
               Telecopier No. (770) 459-8506

     Attention: Keith Beckham, CEO

  Copy to Counsel:  Kilpatrick Stockton, LLP

     1100 Peachtree Street, Suite 2800
              Atlanta, GA 30309-4530
              Telecopier No. (404) 815-6555.
              Attention:  Richard Cheatham

  11.9 Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.

  11.10 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

  11.11 Captions.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

  11.12 Enforcement of Agreement.  The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  11.13 Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

  IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

       GB&T Bancshares, Inc.

       By: /s/ Richard A. Hunt
                      Richard A. Hunt
                      President & CEO

       Attest: ______________________________
                     Secretary

       Home Town Bank of Villa Rica

       By:    /s/ Keith Beckham
                         Keith Beckham
                        Chief Executive Officer

       Attest: ______________________________
                          Secretary

APPENDIX B

GEORGIA DISSENTERS' RIGHTS STATUTE

14-2-1301.  Definitions.

As used in this article, the term:

            (1)        "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

            (2)        "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

            (3)        "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

            (4)        "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14- 2-1327.

            (5)        "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

            (6)        "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

            (7)        "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

            (8)        "Shareholder" means the record shareholder or the beneficial shareholder.  (Code 1981, § 14-2-1301, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p.1231, § 16.)

14-2-1302.  Right to dissent.

            (a)        A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

                        (1)        Consummation of a plan of merger to which the corporation is a party:

                                    (A)       If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

                                    (B)       If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

                        (2)        Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                        (3)        Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

                        (4)        An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                                    (A)       Alters or abolishes a preferential right of the shares;

                                    (B)       Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                                    (C)       Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                                    (D)       Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

                                    (E)       Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

                                    (F)        Cancels, redeems, or repurchases all or part of the shares of the class; or

                        (5)        Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

            (b)        A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

            (c)        Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

                        (1)        In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

                        (2)        The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.  (Code 1981, § 14-2-1302, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 58; Ga. L. 1999, p. 405, § 11.)

14-2-1303.  Dissent by nominees and beneficial owners.

            A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.  (Code 1981, § 14-2-1303, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1320.  Notice of dissenters' rights.

            (a)        If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

            (b)        If corporate action creating dissenters' rights under Code Section 14- 2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14- 2-1322 no later than ten days after the corporate action was taken.  (Code 1981, § 14-2-1320, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p. 1231, § 17.)

14-2-1321.  Notice of intent to demand payment.

            (a)        If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

                        (1)        Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

                        (2)        Must not vote his shares in favor of the proposed action.

            (b)        A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.  (Code 1981, § 14-2-1321, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1322.  Dissenters' notice.

            (a)        If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

            (b)        The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

                        (1)        State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                        (2)        Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                        (3)        Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

                        (4) Be accompanied by a copy of this article.  (Code 1981, § 14-2-1322, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1323.  Duty to demand payment.

            (a)        A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

            (b)        A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

            (c)        A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.  (Code 1981, § 14-2-1323, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1324.  Share restrictions.

            (a)        The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

            (b)        The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.  (Code 1981, § 14-2-1324, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1325.  Offer of payment.

            (a)        Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

            (b)        The offer of payment must be accompanied by:

                        (1)        The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                        (2)        A statement of the corporation's estimate of the fair value of the shares;

                        (3)        An explanation of how the interest was calculated;

                        (4)        A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

                        (5)        A copy of this article.

            (c)        If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.  (Code 1981, § 14-2-1325, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 59; Ga. L. 1993, p. 1231, § 18.)

14-2-1326.  Failure to take action.

            (a)        If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

            (b)        If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.  (Code 1981, § 14-2-1326, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1990, p. 257, § 20.)

14-2-1327.  Procedure if shareholder dissatisfied with payment or offer.

            (a)        A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

                        (1)        The dissenter believes that the amount offered under Code Section 14- 2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

                        (2)        The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

            (b)        A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

            (c)        If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

                        (1)        The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

                        (2)        The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.  (Code 1981, § 14-2-1327, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 60; Ga. L. 1990, p. 257, § 21; Ga. L. 1993, p. 1231, § 19.)

14-2-1330.  Court action.

            (a)        If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

            (b)        The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

            (c)        The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

            (d)        The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

            (e)        Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.  (Code 1981, § 14-2-1330, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 61; Ga. L. 1993, p. 1231, § 20; Ga. L. 2000, p. 1589, § 3.)

14-2-1331.  Court costs and counsel fees.

            (a)        The court in an appraisal proceeding commenced under Code Section 14- 2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

            (b)        The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

                        (1)        Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

                        (2)        Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

            (c)        If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.  (Code 1981, § 14-2-1331, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1332.  Limitation of actions.

            No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.  (Code 1981, § 14-2-1332, enacted by Ga. L. 1988, p. 1070, § 1.)

REVOCABLE PROXY
HOME TOWN BANK OF VILLA RICA

    ☒          PLEASE MARK VOTES AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF THE COMPANY

                The undersigned, being a stockholder of the Common Shares of Home Town Bank of Villa Rica (the "Bank"), acknowledges receipt of the notice of the special meeting of stockholders of the Bank to be held on November 12, 2002, and the within proxy statement, and appoints E. B. Jones, Jr. and Larry Boggs, and either of them, the attorneys of the undersigned, with power of substitution, for and in the name of the undersigned, to vote as proxies for the undersigned to the number of shares of Common Stock the undersigned would be entitled to vote if personally present at the special meeting of the Bank, as stated, and at any adjournment and adjournments thereof, and to vote all shares of Common Stock held by the undersigned and entitled to be voted upon the following matters (Management recommends a "For" vote on each item):

For	With- Hold	Abstain

1.     Approval of the Agreement and Plan of Reorganization,
dated as of June 13, 2002, and amended as of September 30,
2002 by and between GB&T Bancshares, Inc. and Home Town
Bank of Villa Rica, whereby Home Town Bank of Villa Rica
will merge with and into a wholly-owned subsidiary of GB&T and shares of Home Town Bank common stock will be converted into the right to receive either shares of GB&T common stock, cash or a combination of both as described in the proxy statement/prospectus dated October 18, 2002 .

☐	☐	☐

2.     Other Matters to Come Before the Meeting.

                The shares covered by this proxy will be voted in accordance with the selection indicated.  IF NO SELECTION IS MADE, THEY WILL BE VOTED IN FAVOR OF THE ABOVE ITEMS.

                Please sign exactly as your name appears on the stock certificate.  When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.  If signer is a corporation, sign full corporate name by duly authorized officer.  If shares are held in the name of two or more persons, all should sign.

Please be sure to sign and date this Proxy in the box below	Date

Shareholder sign above Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

HOME TOWN BANK OF VILLA RICA

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

            The Articles of Incorporation of GB&T Bancshares, Inc., as amended, provide that GB&T may indemnify or obligate itself to indemnify its officers and directors for their actions to the maximum extent permitted under the Georgia Business Corporation Code.  Article Nine of GB&T's bylaws provides that GB&T may indemnify or reimburse any person for reasonable expenses actually incurred in connection with any action, suit, or proceeding, whether civil or criminal, to which such person is made a party by reason of his or her position as a director, trustee, officer, employee, or agent of GB&T, or by reason of such person serving, at the request of GB&T, as a director, trustee, officer, employee, or agent of another firm, corporation, trust, or other organization or enterprise.  However, GB&T will not indemnify any such person in relation to any matter as to which he or she is adjudged guilty or liable of gross negligence, willful misconduct or criminal acts in the performance of his or her duties to GB&T, or to any firm, corporation, trust, or other organization or enterprise with which such person was engaged at the request of GB&T.  In addition, GB&T will not indemnify any such person with respect to any matter that has been the subject of a compromise settlement, unless indemnification is approved by:  (a) a court of competent jurisdiction; (b) the holders of a majority of the outstanding shares of capital stock of GB&T; or (c) a majority of disinterested directors then in office.

            Article Nine of GB&T's bylaws further authorizes GB&T, upon approval by GB&T's Board of Directors, to pay expenses in advance of final disposition of any action, suit or proceeding involving a director, trustee, officer, employee, or agent if such person submits an undertaking to GB&T that he or she will repay such amount unless it is ultimately determined that he or she was entitled to such amount under Article Nine.

            As provided under Georgia law, the liability of a director may not be eliminated or limited (a) for any appropriation, in violation of his duties, of any business opportunity of GB&T, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper benefit.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

            GB&T's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 21.  Exhibits and Financial Statement Schedules.

(a)        Exhibits.

Exhibit		Description of Exhibit

2.1	–

Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and Home Town Bank of Villa Rica, dated as of June 13, 2002 and amended on September 30, 2002 (included as Appendix A to the proxy statement/prospectus and incorporated herein by reference).

3.1	–	Articles of Incorporation of GB&T, dated August 14, 1997 (incorporated herein by reference from GB&T's Registration Statement on Form S-3, filed on September 24, 1998).*
3.2	–	Articles of Amendment of GB&T, dated July 8, 1998 (incorporated herein by reference from GB&T's Registration Statement on Form S-3, filed on September 24, 1998).*
3.3	–	Articles of Amendment of GB&T, dated effective June 30, 2002.*
3.4	–	Bylaws of GB&T, as amended (incorporated herein by reference from GB&T's Registration Statement on Form S-3, filed on September 24, 1998).*
4.1	–	See Exhibits 3.1 and 3.2 for provisions of Articles of Incorporation and Bylaws, as amended, which define the rights of the Shareholders.
4.2	–	Form of Certificate for GB&T Common Stock (incorporated by reference from GB&T's Registration Statement on Form S-3, filed on September 24, 1998).*
5	–	Opinion and Consent of Hulsey, Oliver & Mahar, LLP.
8	–	Opinion and Consent of Hulsey, Oliver & Mahar, LLP as to the federal income tax consequences to the merger.
10.1	–	Dividend Reinvestment and Share Purchase Plan of GB&T (incorporated herein by reference from GB&T's Registration Statement on Form S-3, filed on September 24, 1998).*
10.2	–	Agreement and Plan of Reorganization, dated as of October 14, 1999, by and between GB&T Bancshares, Inc. and UB&T Financial Services Corporation (incorporated herein by reference from GB&T's Registration Statement on Form S-4, filed on December 20, 1999).*
10.3	–	Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and Community Trust Financial Services Corporation, dated as of March 16, 2001 (incorporated herein by reference from GB&T's Registration Statement on Form S-4, filed on April 25, 2001).*
21.1	–	Subsidiaries of GB&T (incorporated by reference from GB&T's Annual Report on Form 10-K for the year ended December 31, 2001).*
23.1	–	Consent of Mauldin & Jenkins, LLC.
23.2	–	Consent of Porter Keadle Moore, LLP.
23.3	–	Consent of Hulsey Oliver & Mahar, LLP (included as part of Exhibits 5 and 8).
24	–	Power of Attorney .*
99.1	–	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 of Home Town Bank of Villa Rica, as amended.

99.2	–	Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2002 of Home Town Bank of Villa Rica*
99.3	–	Form of Election/Letter of Transmittal

_______________

*              Previously filed.

(b)        Financial Statement Schedules.

            No financial statements schedules are required to be filed as part of this Registration Statement.

Item 22.  Undertakings

            (a)        The undersigned registrant hereby undertakes as follows:  that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

            (b)        The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c)        The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

            (d)        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

            (e)        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, GB&T Bancshares, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gainesville, State of Georgia, on October 15, 2002.

                                                                                                                GB&T BANCSHARES, INC.

                                                                                                                By:  /s/ Richard A. Hunt
                                                                                                                      Richard A. Hunt
                                                                                                                     President

POWER OF ATTORNEY

                Know all men by these presents, that each person whose signature appears below constitutes and appoints Richard A. Hunt and Gregory L. Hamby, or either of them, as attorney-in-fact, with each having the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-4 and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

                Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on October 15, 2002.

                Signature                                                              Title

/s/ Richard A. Hunt
Richard A. Hunt                                                                   President and Director (Principal Executive Officer)

/s/ Gregory L. Hamby
Gregory L. Hamby                                                                Chief Financial Officer
                                                                                                (Principal Financial and Accounting Officer)

  *
Phillip A. Wilheit                                                                  Chairman and Director

  *
Donald J. Carter                                                                    Director

  *
Dr. John W. Darden                                                             Director

[Signatures continued on next page]

[Signatures continued from previous page]

William A. Foster, III                                                           Director

  *
Bennie E. Hewett                                                                 Director

James L. Lester                                                                     Director

  *
John E. Mansfield, Sr.                                                         Director

/s/ Samuel L. Oliver
Samuel L. Oliver                                                                   Vice Chairman and Director

  *
Alan A. Wayne                                                                    Secretary and Director

  /s/ Richard A. Hunt
Richard A. Hunt, Attorney-in-Fact

EXHIBIT INDEX

Exhibit		Description of Exhibit

5	–	Opinion and Consent of Hulsey, Oliver & Mahar, LLP.
8	–	Opinion and Consent of Hulsey, Oliver & Mahar, LLP as to the federal income tax consequences to the merger.
23.1	–	Consent of Mauldin & Jenkins, LLC.
23.2	–	Consent of Porter Keadle Moore, LLP.
99.1	–	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 of Home Town Bank of Villa Rica, as amended.
99.3	–	Form of Election/Letter of Transmittal.